UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
____________________________________________

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under § 240.14a-12
Facebook, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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1601 Willow Road
Menlo Park, California 94025
April 12, 2019
To Our Stockholders:
You are cordially invited to attend the 2019 Annual Meeting of Stockholders (Annual Meeting) of Facebook, Inc. to be held at the Hotel Nia, located at 200 Independence Drive, Menlo Park, California 94025, on May 30, 2019, at 11:00 a.m. Pacific Time.
The matters expected to be acted upon at the Annual Meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.
You may cast your vote over the Internet, by telephone, or by completing and mailing a proxy card to ensure that your shares will be represented. Your vote by proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.
We look forward to seeing you at the Annual Meeting.

Mark Zuckerberg	Susan D. Desmond-Hellmann
Chairman and Chief Executive Officer	Lead Independent Director

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 30, 2019: THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT
www.proxyvote.com

Facebook, Inc.
1601 Willow Road
Menlo Park, California 94025
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 30, 2019

To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders (Annual Meeting) of Facebook, Inc. will be held at the Hotel Nia, located at 200 Independence Drive, Menlo Park, California 94025, on May 30, 2019, at 11:00 a.m. Pacific Time.
We are holding the Annual Meeting for the following purposes, which are more fully described in the proxy statement accompanying this Notice:
1. To elect the following eight directors, all of whom are currently serving on our board of directors except for Ms. Alford, each to serve until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal:
Peggy Alford
Marc L. Andreessen
Kenneth I. Chenault
Susan D. Desmond-Hellmann
Sheryl K. Sandberg
Peter A. Thiel
Jeffrey D. Zients
Mark Zuckerberg

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.
3. To hold a non-binding advisory vote on the compensation program for our named executive officers as disclosed in the proxy statement accompanying this Notice.
4. To hold a non-binding advisory vote on whether a non-binding advisory vote on the compensation program for our named executive officers should be held every one, two, or three years.
5. To consider and vote upon eight stockholder proposals, if properly presented.
6. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this Notice.
Only stockholders of record at the close of business on April 5, 2019 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.
By Order of the Board of Directors,

David Kling
Vice President, Deputy General Counsel, and Secretary
Menlo Park, California

Whether or not you expect to attend the Annual Meeting, please vote at your earliest convenience by following the instructions in the Notice of Internet Availability of Proxy Materials or the proxy card you received in the mail.

Facebook, Inc.
1601 Willow Road
Menlo Park, California 94025
PROXY STATEMENT
April 12, 2019
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	What are proxy materials?
The accompanying proxy is delivered and solicited on behalf of the board of directors of Facebook, Inc., a Delaware corporation, in connection with the 2019 Annual Meeting of Stockholders (Annual Meeting) to be held at the Hotel Nia, located at 200 Independence Drive, Menlo Park, California 94025, on May 30, 2019, at 11:00 a.m. Pacific Time. The Notice of Internet Availability of Proxy Materials (Notice), proxy statement and form of proxy are being distributed and made available on the Internet on or about April 12, 2019. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under Securities and Exchange Commission (SEC) rules and is designed to assist you in voting your shares. The proxy materials include this proxy statement for the Annual Meeting, an annual report to stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2018 (Annual Report), and the proxy card or a voting instruction card for the Annual Meeting (Proxy Materials).

2.	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
In accordance with the SEC rules, we may furnish proxy materials, including this proxy statement and our Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Accordingly, we are sending the Notice to our stockholders of record and beneficial stockholders as of April 5, 2019, which is the record date for the Annual Meeting.

3.	How can I access the proxy materials over the Internet?
The Notice and proxy card or voting instruction card included with the Proxy Materials will contain instructions on how to view the proxy materials on the Internet. Electronic copies of this proxy statement and the Annual Report are available at www.proxyvote.com.

4.	How can I sign up for the electronic proxy delivery service?
The Notice and proxy card or voting instruction card included with the Proxy Materials will contain instructions on how to request electronic delivery of future proxy materials. Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the environmental impact of printing and mailing these materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

5.	I share an address with another stockholder. Why did we receive only one copy of the Proxy Materials and how may I obtain an additional copy of the Proxy Materials?
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as "householding," is intended to provide extra convenience for stockholders and cost savings for companies.
We and a number of brokers with account holders who are our stockholders will be householding our Proxy Materials. We will deliver a single set of Proxy Materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of Proxy Materials, or if you are receiving multiple sets of Proxy Materials and would like to receive only one, please notify your broker, bank or other nominee if you are a beneficial stockholder or notify us if you are a registered stockholder. Registered stockholders can notify us by sending a written request to Facebook, Inc., c/o Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling 1-866-540-7095, and we will promptly deliver any additional Proxy Materials requested.

6.	What items of business will be voted on at the Annual Meeting?
The items of business scheduled to be voted on at the Annual Meeting are:

•	Proposal One: the election of eight directors;

•	Proposal Two: the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

•	Proposal Three: a non-binding advisory vote on the compensation program for our named executive officers as disclosed in this proxy statement;

•	Proposal Four: a non-binding advisory vote on the frequency with which we will conduct a non-binding advisory vote on the compensation program for our named executive officers;

•	Proposal Five: a stockholder proposal regarding change in stockholder voting;

•	Proposal Six: a stockholder proposal regarding an independent chair;

•	Proposal Seven: a stockholder proposal regarding majority voting for directors;

•	Proposal Eight: a stockholder proposal regarding true diversity board policy;

•	Proposal Nine: a stockholder proposal regarding a content governance report;

•	Proposal Ten: a stockholder proposal regarding median gender pay gap;

•	Proposal Eleven: a stockholder proposal regarding workforce diversity; and

•	Proposal Twelve: a stockholder proposal regarding strategic alternatives.
The eight stockholder proposals (Proposals Five through Twelve) are hereinafter referred to as the "Stockholder Proposals." Other than the proposals described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting.
7.    How does the board of directors recommend I vote on these proposals?

•	"FOR" the election of each director nominee;

•	"FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

•	"FOR" the approval of the compensation program for our named executive officers;

•	"FOR" a frequency of EVERY THREE YEARS regarding how frequently we should seek an advisory vote on the compensation program for our named executive officers; and

•	"AGAINST" each of the eight Stockholder Proposals (Proposals Five through Twelve).

8.	Who is entitled to vote at the Annual Meeting?
Only holders of record of our Class A common stock and Class B common stock at the close of business on April 5, 2019, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on April 5, 2019, we had 2,403,457,699 shares of Class A common stock outstanding and 452,157,146 shares of Class B common stock outstanding and entitled to vote. Holders of our Class A common stock are entitled to one vote for each share held as of the above record date. Holders of our Class B common stock are entitled to ten votes for each share held as of the above record date. Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters described in this proxy statement.

A quorum is required for our stockholders to conduct business at the Annual Meeting. A quorum exists if stockholders holding at least a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as a single class) entitled to vote are present at the Annual Meeting in person or represented by proxy. Dissenters' rights are not applicable to any of the matters being voted upon at the Annual Meeting.
Registered Stockholders. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (Computershare), you are considered the stockholder of record with respect to those shares, and the Proxy Materials were provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.
Beneficial Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name" and the Proxy Materials were forwarded to you by your broker, bank or other nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker, bank or other nominee’s procedures for obtaining a legal proxy. If you are a beneficial stockholder, your broker or nominee will provide voting instructions for you to use.

9.	What votes are required to approve each of the proposals?
For Proposal One, directors will be elected by a plurality of the votes of the shares of our Class A common stock and Class B common stock (voting together as a single class) present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the eight nominees receiving the highest number of affirmative votes will be elected.
Approval of Proposal Two and Proposals Five through Twelve requires the affirmative "FOR" vote of a majority of the votes of the shares of our Class A common stock and Class B common stock (voting together as a single class) properly cast "FOR" or "AGAINST" each such proposal.
Proposal Three, the non-binding advisory vote on the compensation program for our named executive officers, as disclosed in this proxy statement, will be determined by the affirmative vote of a majority of the votes of the shares of our Class A common stock and Class B common stock (voting together as a single class) properly cast "FOR" or "AGAINST" the proposal. As an advisory vote, this proposal is not binding. However, our board of directors and compensation & governance committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.
Proposal Four, the non-binding advisory vote on the frequency with which we will conduct a non-binding advisory vote on the compensation program for our named executive officers, will be determined by a plurality of the votes of the shares of our Class A common stock and Class B common stock (voting together as a single class) present in person or represented by proxy at the Annual Meeting and entitled to vote, which means that the option receiving the highest number of affirmative votes will be determined to be the preferred frequency. As an advisory vote, this proposal is not binding. However, our board of directors and compensation & governance committee will consider the choice that receives the most votes in making future decisions regarding the frequency of future votes on the compensation program for our named executive officers.

10.	How are broker non-votes and abstentions counted?
A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have discretionary authority to vote on the matter and has not received voting instructions from its clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will only have discretion to vote your shares on "routine" matters. Where a proposal is not "routine," a broker who has not received instructions from its clients does not have discretion to vote its clients' uninstructed shares on that proposal. At our Annual Meeting, only the ratification of the appointment of our independent registered public accounting firm (Proposal Two) is considered a routine matter. All other proposals are considered "non-routine," and your broker will not have discretion to vote on these proposals.
Broker non-votes and abstentions by stockholders from voting (including brokers holding their clients' shares of record who cause abstentions to be recorded) will be counted towards determining whether or not a quorum is present.

However, because broker non-votes and abstentions are not voted affirmatively or negatively, they will have no effect on the approval of any of the proposals, except where brokers may exercise their discretion on routine matters, as discussed above.

11.	Can I vote in person at the Annual Meeting?
For stockholders with shares registered in the name of a broker, bank or other nominee, you will need to obtain a legal proxy from the broker, bank, or other nominee that holds your shares before you can vote your shares in person at the Annual Meeting. For stockholders with shares registered directly in their names with Computershare, you may vote your shares in person at the Annual Meeting.

12.	How can I attend the Annual Meeting?
Space for the Annual Meeting is limited. Therefore, admission will be on a first-come, first-served basis. Registration will open at 9:30 a.m. Pacific Time, and the Annual Meeting will begin at 11:00 a.m. Pacific Time.
Register in Advance

We encourage you to RSVP for the Annual Meeting and print your admission ticket at www.proxyvote.com. You will need the 16-digit control number printed on the Proxy Materials. On the day of the meeting, you will be required to present a valid government photo identification along with the admission ticket. Please register by May 27, 2019.

Register at the Annual Meeting

To register at the Annual Meeting, please bring the following documents:

1.	Valid government photo identification, such as a driver's license or passport; and

2.
Beneficial stockholders holding their shares through a broker, bank, or other nominee will need to bring proof of beneficial ownership as of April 5, 2019, the record date, such as their most recent account statement reflecting their stock ownership prior to April 5, 2019, a copy of the voting instruction card provided by their broker, bank, or other nominee, or similar evidence of ownership.

Use of cameras, recording devices, computers, and other electronic devices, such as smart phones and tablets, will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting.
Please allow ample time for check-in. Parking may be limited. For security reasons, stockholders should be prepared to pass through metal detectors prior to entering the Annual Meeting. Please note that large bags and packages will not be allowed at the Annual Meeting. Persons will be subject to search.
We look forward to hearing from our stockholders and conducting an orderly Annual Meeting. In the event an attendee engages in disruptive behavior or fails to comply with reasonable requests or the rules of conduct, including the stated time limits for speaking at the meeting, we may ask such attendee to leave the meeting.

13.	Can I vote by telephone or Internet?
For beneficial stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program that offers telephone and Internet voting options. Stockholders should refer to the voting instruction form provided by their brokerage firm or bank for instructions on the voting methods they offer. Registered stockholders with shares registered directly in their names with Computershare will also be able to vote by telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with Computershare, you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions, and to confirm that stockholders' instructions have been recorded properly.
The accompanying proxy card provides instructions on how to vote via the Internet or by telephone.

14.	How will my proxy be voted?
The proxy accompanying this proxy statement is solicited on behalf of our board of directors for use at the Annual Meeting. Stockholders are requested to vote via the Internet or by telephone, or, if you requested to receive printed proxy materials, by completing, dating, and signing the accompanying proxy and promptly returning it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be voted in accordance with the recommendation of our board of directors set forth in this proxy statement: in the case of the election of directors, as a vote "FOR" the election of all nominees presented by the board of directors; in the case of the ratification of Ernst & Young LLP as our independent registered public accounting firm, as a vote "FOR" such ratification; in the case of the advisory vote on the compensation program for our named executive officers, as a vote "FOR" the approval of the program; in the case of the advisory vote on the frequency of the named executive officer compensation vote, as a vote "FOR" a frequency of three years; and in the case of each of the eight Stockholder Proposals, as a vote "AGAINST" each such proposal. In the event that sufficient votes for the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting, provided a quorum is present.

15.	How do I change or revoke my proxy?
Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), or by attendance at the Annual Meeting and voting in person. Please note, however, that if you are a beneficial stockholder and you wish to change or revoke your proxy, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares in person at the Annual Meeting, by attendance at the Annual Meeting and voting in person.

16.	Who will tabulate the votes?
We have designated a representative of the Veaco Group as the Inspector of Elections who will tabulate the votes.

17.	How can I make proposals or make a nomination for director for next year's annual meeting?
You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our amended and restated bylaws, as applicable. In order for a stockholder proposal or nomination for director to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of stockholders to be held in 2020, the proposal or nomination must be received by us at our principal executive offices no later than December 14, 2019. Stockholders wishing to bring a proposal or nominate a director before the annual meeting to be held in 2020 (but not include it in our proxy materials) must provide written notice of such proposal to our Secretary at our principal executive offices between close of business January 31, 2020 and close of business March 1, 2020 and comply with the other provisions of our amended and restated bylaws.

18.	Who pays for the expenses of solicitation?
The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by us. In addition to the mailing of the Proxy Materials and other soliciting materials, we or our directors, executive officers, employees, or agents may also solicit proxies in person, by telephone, or by electronic communication. Following the original mailing of the Proxy Materials and other soliciting materials, we will request that banks, brokers, custodians, nominees, and other record holders of our Class A common stock and Class B common stock forward copies of the Proxy Materials and other soliciting materials to persons for whom they hold shares of Class A common stock and Class B common stock and request authority for the exercise of proxies. We will reimburse banks, brokers, custodians, nominees, and other record holders for reasonable charges and expenses incurred in forwarding soliciting materials to their clients. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet service providers, which must be borne by the stockholder.
* * *

EXECUTIVE OFFICERS, DIRECTORS, AND CORPORATE GOVERNANCE
The following table provides information regarding our executive officers, directors, and director nominees as of April 12, 2019:

Name	Age	Position(s)
Mark Zuckerberg	34	Chairman and Chief Executive Officer
Sheryl K. Sandberg	49	Chief Operating Officer and Director
David M. Wehner	50	Chief Financial Officer
David B. Fischer	46	Chief Revenue Officer
Mike Schroepfer	44	Chief Technology Officer
Colin S. Stretch	49	Vice President and General Counsel
Marc L. Andreessen(1)	47	Director
Erskine B. Bowles(1)+	73	Director
Kenneth I. Chenault(1)	67	Director
Susan D. Desmond-Hellmann*(2)	61	Director
Reed Hastings(2)+	58	Director
Peter A. Thiel(2)	51	Director
Jeffrey D. Zients(1)	52	Director
Peggy Alford++	47	Director Nominee
__________________________________________

*	Lead Independent Director

(1)	Member of the audit & risk oversight committee

(2)	Member of the compensation & governance committee

+	Messrs. Bowles and Hastings are not nominees for election at the Annual Meeting.

++	Ms. Alford is a nominee for election at the Annual Meeting and is not a current member of our board of directors.

Mark Zuckerberg is our founder and has served as our Chief Executive Officer (CEO) and as a member of our board of directors since July 2004. Mr. Zuckerberg has served as Chairman of our board of directors since January 2012. Mr. Zuckerberg attended Harvard University where he studied computer science. We believe that Mr. Zuckerberg should serve as a member of our board of directors due to the perspective and experience he brings as our founder, Chairman, and CEO, and as our largest and controlling stockholder.
Sheryl K. Sandberg has served as our Chief Operating Officer (COO) since March 2008 and as a member of our board of directors since June 2012. From November 2001 to March 2008, Ms. Sandberg served in various positions at Google, Inc., most recently as Vice President, Global Online Sales & Operations. Ms. Sandberg also is a former Chief of Staff of the U.S. Treasury Department and previously served as a consultant with McKinsey & Company, a management consulting company, and as an economist with The World Bank. In addition to serving as our COO, Ms. Sandberg has been a member of the board of directors of SurveyMonkey (SVMK Inc.) since July 2015. Ms. Sandberg previously served as a member of the boards of directors of Starbucks Corporation from March 2009 to March 2012 and the Walt Disney Company from March 2010 to March 2018. Ms. Sandberg holds an A.B. in economics from Harvard University and an M.B.A. from Harvard Business School. We believe that Ms. Sandberg should serve as a member of our board of directors due to the perspective and experience she brings as our COO.
David M. Wehner has served as our Chief Financial Officer (CFO) since June 2014. Mr. Wehner joined us in November 2012 as our Vice President, Corporate Finance and Business Planning. From August 2010 until November 2012, Mr. Wehner served as Chief Financial Officer at Zynga Inc., a provider of social game services. From February 2001 to July 2010, Mr. Wehner served in various positions at Allen & Company, an investment bank, including as a Managing Director from November 2006 to July 2010 and as a director from December 2005 to November 2006. In addition to serving as our CFO, Mr. Wehner has served on the board of directors of Alector, Inc., a clinical-stage biotechnology company, since October 2018. Mr. Wehner holds a B.S. in chemistry from Georgetown University and an M.S. in applied physics from Stanford University.

David B. Fischer has served in various positions with us since April 2010, most recently as our Chief Revenue Officer. Mr. Fischer previously served as our Vice President, Business and Marketing Partnerships from February 2012 to March 2019. From July 2002 to March 2010, Mr. Fischer served in various positions at Google, including most recently as its Vice President, Global Online Sales & Operations. Prior to joining Google, Mr. Fischer served as Deputy Chief of Staff of the U.S. Treasury Department and was an associate editor at the U.S. News & World Report, L.P., a news magazine company. Mr. Fischer holds a B.A. in government from Cornell University and an M.B.A. from the Stanford University Graduate School of Business.
Mike Schroepfer has served in various positions with us since September 2008, most recently as our Chief Technology Officer (CTO). From December 2005 to August 2008, Mr. Schroepfer served as Vice President of Engineering at Mozilla Corporation, an Internet company. Prior to Mozilla, Mr. Schroepfer served in various positions at Sun Microsystems, Inc., an information technology company, including as Chief Technology Officer of its data center automation division. He also co-founded CenterRun, Inc., a developer of application provisioning software, which was acquired by Sun Microsystems. In addition to serving as our CTO, Mr. Schroepfer previously served as a member of the board of directors of Ancestry.com Inc. from January 2011 to December 2012. Mr. Schroepfer holds a B.S. and an M.S. in computer science from Stanford University.
Colin S. Stretch has served as our Vice President and General Counsel since July 2013 and was our Secretary from July 2013 to February 2016. Mr. Stretch first joined us in February 2010 as Deputy General Counsel. From 2002 to 2010, Mr. Stretch was a partner at Kellogg Huber Hansen Todd Evans & Figel, PLLC, a law firm. Earlier in his career, Mr. Stretch served as a law clerk for U.S. Supreme Court Justice Stephen Breyer and for Judge Laurence Silberman of the U.S. Court of Appeals for the D.C. Circuit. Mr. Stretch holds an A.B. in government from Dartmouth College and a J.D. from Harvard Law School.
Marc L. Andreessen has served as a member of our board of directors since June 2008. Mr. Andreessen is a co-founder and has been a General Partner of Andreessen Horowitz, a venture capital firm, since July 2009. Previously, Mr. Andreessen co-founded and served as the Chairman of the board of directors of Opsware, Inc. (formerly known as Loudcloud Inc.), a software company. He also served as Chief Technology Officer of America Online, Inc., an Internet services company. Mr. Andreessen was a co-founder of Netscape Communications Corporation, a software company, serving in various positions, including Chief Technology Officer and Executive Vice President of Products. In addition to serving on our board of directors, Mr. Andreessen currently serves as a member of the boards of directors of several private companies. Mr. Andreessen previously served as a member of the boards of directors of eBay Inc. from September 2008 to October 2014, Hewlett-Packard Company from September 2009 to October 2015, and Hewlett Packard Enterprise Company from November 2015 to April 2018. Mr. Andreessen holds a B.S. in computer science from the University of Illinois at Urbana-Champaign. We believe that Mr. Andreessen should serve as a member of our board of directors due to his extensive leadership and business experience as an Internet entrepreneur, venture capitalist, and technologist, as well as his service on other boards of directors.
Erskine B. Bowles has served as a member of our board of directors since September 2011. Mr. Bowles is President Emeritus of the University of North Carolina and served as President from January 2006 through December 2010. Mr. Bowles has served as Chairman of the Board of Advisors of BDT Capital Partners, LLC, a private investment firm, since February 2018, and served as a Senior Advisor and non-executive vice chairman from January 2012 to February 2018. From February 2010 until December 2010, he served as Co-Chair of the National Commission on Fiscal Responsibility and Reform. Mr. Bowles was Managing Director of Carousel Capital LLC, a private investment firm, from 1999 to 2001, and was a Senior Advisor for the firm from 2001 to 2015. He was also a partner of Forstmann Little & Co., an investment firm, from 1999 to 2001. Mr. Bowles began his career in corporate finance at Morgan Stanley & Co. LLC and subsequently helped found and ultimately served as Chairman and Chief Executive Officer of Bowles Hollowell Connor & Co., an investment banking firm. He also was a founder of Kitty Hawk Capital, a venture capital firm. Mr. Bowles served as White House Chief of Staff from 1996 to 1998 and Deputy White House Chief of Staff from 1994 to 1995. Mr. Bowles also served as a member of the board of directors of General Motors Company from June 2005 to April 2009, Cousins Properties Incorporated from August 2003 to May 2012, Belk, Inc. from May 2011 to November 2015, Morgan Stanley from December 2005 to February 2018, and Norfolk Southern Corporation from February 2011 to May 2018. Mr. Bowles holds a B.S. in business from the University of North Carolina at Chapel Hill and an M.B.A. from Columbia University Graduate School of Business. Mr. Bowles' term as a member of our board of directors will end at the Annual Meeting, and we thank him for his distinguished service.
Kenneth I. Chenault has served as a member of our board of directors since February 2018. Mr. Chenault has served as Chairman and a Managing Director of General Catalyst, a venture capital firm, since February 2018. Mr. Chenault previously served as Chief Executive Officer of American Express Company, a financial services company, from January 2001 to February 2018, and as Chairman of American Express Company from April 2001 to February 2018. Mr. Chenault joined American Express in 1981 as Director of Strategic Planning and served subsequently in a number of increasingly senior positions, including Vice Chairman and President and Chief Operating Officer, until his appointment as Chief Executive Officer. Mr. Chenault also previously served on the boards of directors of International Business Machines Corporation from October 1998 to February 2019 and The Procter & Gamble Company from April 2008 to February 2019. Mr. Chenault holds a B.A. in history from Bowdoin College and a J.D. from Harvard Law School. We believe that Mr. Chenault should serve as a member of our board of directors due to his extensive leadership and global business experience in the financial services industry, as well as his service on boards of directors of other large companies with global operations.
Susan D. Desmond-Hellmann has served as a member of our board of directors since March 2013 and as our Lead Independent Director since June 2015. Dr. Desmond-Hellmann has served as the Chief Executive Officer of the Bill & Melinda Gates Foundation since May 2014. Prior to the Bill & Melinda Gates Foundation, Dr. Desmond-Hellmann was the Chancellor at University of California, San Francisco (UCSF) from August 2009 to May 2014. From 2004 through 2009, Dr. Desmond-Hellmann served as President of Product Development at Genentech, where she was responsible for pre-clinical and clinical development, business development, and product portfolio management. She joined Genentech in 1995. Prior to joining Genentech, Dr. Desmond-Hellmann was associate director of clinical cancer research at Bristol-Myers Squibb Pharmaceutical Research Institute. In addition to serving on our board of directors, Dr. Desmond-Hellmann previously served as a member of the board of directors of The Procter & Gamble Company from December 2010 until October 2016. Dr. Desmond-Hellmann holds a B.S. in pre-med and an M.D. from the University of Nevada, Reno, and an M.P.H. from the University of California, Berkeley. We believe Dr. Desmond-Hellmann should serve as a member of our board of directors due to her extensive leadership and global business experience, as well as her experience with product innovation and development and her contributions to social causes through her work at the Bill & Melinda Gates Foundation.
Reed Hastings has served as a member of our board of directors since June 2011. Mr. Hastings has served as the Chief Executive Officer and Chairman of the board of directors of Netflix, Inc., a provider of an Internet subscription service for movies and television shows, since 1999. Prior to Netflix, Mr. Hastings served as Chief Executive Officer of Technology Network, a political service organization for the technology industry. Mr. Hastings served as Chief Executive Officer of Pure Atria Software, a maker of software development tools, from 1991 until it was acquired by Rational Software Corporation in 1997. Mr. Hastings previously served as a member of the board of directors of Microsoft Corporation from March 2007 to November 2012. Mr. Hastings holds a B.A. in mathematics from Bowdoin College and an M.S.C.S. in computer science from Stanford University. Mr. Hastings' term as a member of our board of directors will end at the Annual Meeting, and we thank him for his distinguished service.
Peter A. Thiel has served as a member of our board of directors since April 2005. Mr. Thiel has served as President of Thiel Capital, an investment firm, since 2011 and a Partner of Founders Fund, a venture capital firm, since 2005. In 1998, Mr. Thiel co-founded PayPal, Inc., an online payment company, where he served as Chief Executive Officer, President, and Chairman of its board of directors from 2000 until its acquisition by eBay in 2002. Mr. Thiel holds a B.A. in philosophy from Stanford University and a J.D. from Stanford Law School. We believe that Mr. Thiel should serve as a member of our board of directors due to his extensive leadership and business experience as an entrepreneur and venture capitalist, as well as his role as one of our early investors and longest-serving directors. Mr. Thiel also has experience with technology and product innovation, and service on other boards of directors.
Jeffrey D. Zients has served as a member of our board of directors since May 2018. Mr. Zients has served as CEO of the Cranemere Group Limited, a diversified holding company, since January 2018 and has served as President and a member of its board of directors since September 2017. Mr. Zients served in the Obama Administration from 2009 to 2017, including as Director of the National Economic Council for President Obama and Acting Director of the Office of Management and Budget. He also founded and managed Portfolio Logic LLC, an investment firm, from 2003 to 2009. From 1992 to 2004, Mr. Zients served in various roles at the Advisory Board Company, a research and consulting firm, including as Chairman from 2001 to 2004 and Chief Executive Officer from 1998 to 2000. He also served as Chairman of the Corporate Executive Board, a business research firm, from 2000 to 2001. Mr. Zients holds a B.A. in political science from Duke University. We believe that Mr. Zients should serve as a member of our board of directors due to his distinguished public service and experience with public policy issues, as well as his extensive leadership and business experience with both public and private companies.
Peggy Alford is a nominee for election to our board of directors at the Annual Meeting. Ms. Alford has served as Senior Vice President, Core Markets of PayPal Holdings, Inc., a digital payments company, since March 2019. From September 2017 to February 2019, Ms. Alford served as Chief Financial Officer and Head of Operations for the Chan Zuckerberg Initiative, a philanthropic organization. Ms. Alford previously held a variety of senior positions at PayPal from May 2011 to August 2017, including Vice President, Chief Financial Officer of Americas, Global Customer and Global Credit, and Senior Vice President of Human Resources, People Operations and Global Head of Cross Border Trade. From 2007 to 2011, Ms. Alford served as President and General Manager of Rent.com, an eBay Inc. company, and also served as its Chief Financial Officer from October 2005 to March 2009. From 2002 to 2005, Ms. Alford served as Marketplace Controller and Director of Accounting Policy at eBay. Ms. Alford has served on the board of directors of the Macerich Company, a real estate investment trust, since June 2018. Ms. Alford holds a B.S. in accounting and business administration from the University of Dayton. We believe that Ms. Alford should serve as a member of our board of directors due to her extensive leadership and business experience, as well as her experience with finance and product development.
Executive Officers
Our executive officers are designated by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.
Board of Directors
Our board of directors may establish the authorized number of directors from time to time by resolution. The current authorized number of directors is nine. Each of our director nominees, if elected, will serve as a director until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal.
Our board of directors held twelve meetings during 2018. In 2018, no incumbent member of our board of directors attended fewer than 75% of the aggregate of (i) the total number of meetings of the board of directors (held during the period for which he or she was a director) and (ii) the total number of meetings held by all committees of the board of directors on which such director served (held during the period that such director served). Members of our board of directors are invited and encouraged to attend each annual meeting of stockholders. Five directors attended our 2018 Annual Meeting of Stockholders.
Generally, each regular meeting of our board of directors includes an executive session of our independent directors without management present. Executive sessions also may be held at other times as needed. As more fully described below, our Lead Independent Director presides at executive sessions of the independent directors.
Board Leadership Structure
We believe that our current board structure is effective in supporting strong board leadership. The board of directors does not require the separation of the offices of Chair and CEO. However, when the positions of Chair and CEO are held by the same person, as is currently the case with Mr. Zuckerberg, our corporate governance guidelines provide that the independent directors shall designate a Lead Independent Director, and Dr. Desmond-Hellmann currently serves in this role.

As Chairman of our board of directors, Mr. Zuckerberg presides over meetings of the board of directors and may call special meetings of the board of directors. Mr. Zuckerberg brings valuable insight to our board of directors due to the perspective and experience he brings as our founder and CEO. As a result of his leadership since our inception, Mr. Zuckerberg has unparalleled knowledge of our business, products, and operations. As our largest and controlling stockholder, Mr. Zuckerberg is invested in our long-term success.

As our Lead Independent Director, Dr. Desmond-Hellmann provides independent oversight and promotes effective communication between our board of directors and management, including Mr. Zuckerberg. Our Lead Independent Director is appointed annually to serve until his or her successor has been appointed and qualified, or until his or her earlier death, resignation, or removal, or such time as he or she is no longer an independent director. Although appointed annually, our Lead Independent Director is generally expected to serve for multiple years. Dr. Desmond-Hellmann has served as our Lead Independent Director since 2015.
In April 2019, based on the recommendation of our compensation & governance committee, our board of directors adopted certain changes to our Lead Independent Director role to provide for greater transparency with respect to the role and to enhance our board leadership structure. As more fully described in our corporate governance guidelines, our Lead Independent Director role includes the following authority and responsibilities, among others:

•	presiding at all meetings of the board of directors at which the Chairman is not present, including executive sessions of the independent directors;

•	calling separate meetings of the independent directors or special meetings of the full board of directors;

•	facilitating discussion and open dialogue among the independent directors during meetings of the board of directors, executive sessions, and otherwise;

•	serving as principal liaison between the independent directors and the Chairman;

•	providing the Chairman with feedback and counsel concerning his interactions with the board of directors;

•	providing leadership to the board of directors if circumstances arise in which the role of the Chairman may be, or may be perceived to be, in conflict;

•	coordinating with the Chairman to set the agenda for meetings of the board of directors, taking into account input from other independent directors; and

•
leading our board of directors in governance matters in coordination with our compensation & governance committee, including the evaluation of the performance of the CEO, the selection of committee chairs and memberships, and our annual board of directors and committee self-evaluations.

Our Lead Independent Director also performs such additional duties as the board of directors may otherwise determine and delegate.
Controlled Company Status
Because Mr. Zuckerberg controls a majority of our outstanding voting power, we are a "controlled company" under the corporate governance rules of The Nasdaq Stock Market LLC (Nasdaq). Therefore, we are not required to have a majority of our board of directors be independent, nor are we required to have a compensation committee or an independent nominating function. We have nevertheless opted to have a majority of our board of directors be independent and to have a compensation & governance committee comprised of independent directors, as more fully described below. In light of our status as a controlled company, our board of directors has determined not to have an independent nominating function and to have the full board of directors be directly responsible for nominating members of our board.
Director Independence
The rules of Nasdaq generally require that a majority of the members of a listed company's board of directors be independent. In addition, the Nasdaq rules generally require that, subject to specified exceptions, each member of a listed company's audit, compensation, and governance committees be independent. Although we are a "controlled company" under the corporate governance rules of Nasdaq and, therefore, are not required to comply with certain rules requiring director independence, we have nevertheless opted, under our corporate governance guidelines, to have a majority of the members of our board of directors be independent.
Audit & risk oversight committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (Exchange Act). In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.
Our board of directors has determined that none of our current non-employee directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under the rules of Nasdaq. At this time, our board of directors has not made a determination that Ms. Alford qualifies as "independent" as that term is defined under the rules of Nasdaq. Our board of directors has also determined that Messrs. Andreessen, Bowles, Chenault, and Zients, who comprise our audit & risk oversight committee, and Dr. Desmond-Hellmann and Messrs. Hastings and Thiel, who comprise our compensation & governance committee, satisfy the respective independence standards for those committees established by applicable SEC rules and Nasdaq rules. With respect to the independence of Mr. Andreessen, Dr. Desmond-Hellmann, and Mr. Hastings, our board of directors considered that OfferUp, Inc., of which Mr. Andreessen may be deemed a significant stockholder in 2018, the Bill and Melinda Gates Foundation (the Gates Foundation), of which Dr. Desmond-Hellmann is the Chief Executive Officer, and Netflix, Inc., of which Mr. Hastings is the Chief Executive Officer and Chairman of the board of directors, purchased and in some cases received credits to purchase advertising from us in the ordinary course of business pursuant to our standard terms and conditions, including through a competitive bid auction, and in some cases also received access to certain limited product features with de minimis financial value. Additionally, our board of directors considered that the Gates Foundation may collaborate with the Chan Zuckerberg Initiative from time to time on various philanthropic initiatives. With regard to Mr. Andreessen, Dr. Desmond-Hellmann, and Mr. Hastings, our board of directors determined that such arrangements, transactions, or relationships do not interfere with the exercise of independent judgment by these directors in carrying out their responsibilities as our directors.
Classified Board
So long as the outstanding shares of our Class B common stock represent a majority of the combined voting power of our common stock, we will not have a classified board of directors, and all directors will be elected for annual terms. As of the close of business on April 5, 2019, the outstanding shares of our Class B common stock represented a majority of the combined voting power of our common stock.
However, our restated certificate of incorporation and our amended and restated bylaws provide that when the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of our common stock, we will have a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. At such time, our directors will be assigned by the then-current board of directors to a class. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director's term continues until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal.
In addition, when the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of our common stock and we have a classified board, only our board of directors may fill vacancies on our board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.
The classification of our board of directors, if implemented, may have the effect of delaying or preventing changes in our control or management.
Board Committees
Our board of directors has established an audit & risk oversight committee and a compensation & governance committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignations or until otherwise determined by our board of directors. Our board of directors has adopted a written charter for each of these committees. Current copies of the charters of the audit & risk oversight committee and compensation & governance committee are available on our website at http://investor.fb.com/governance.cfm. From time to time, the board of directors may also establish ad hoc committees to address particular matters. The following table provides information regarding the current composition of our standing committees:

Director	Audit & Risk Oversight Committee(1)(2)	Compensation & Governance Committee(3)
Marc L. Andreessen	*
Erskine B. Bowles(4)	*
Kenneth I. Chenault	*
Susan D. Desmond-Hellmann		*
Reed Hastings(4)		+
Sheryl K. Sandberg
Peter A. Thiel		*
Jeffrey D. Zients	+
Mark Zuckerberg
_________________________________________

*	Committee member

+	Committee chair

(1)
In June 2018, our board of directors amended the charter of our audit committee to incorporate certain additional risk oversight functions and re-named the committee as the audit & risk oversight committee. We will not distinguish between the prior and current committee name and will refer to the audit & risk oversight committee throughout this proxy statement.

(2)	In 2018, Mr. Bowles served as chair of our audit & risk oversight committee. Dr. Desmond-Hellmann also served on our audit & risk oversight committee until May 2018.

(3)
In 2018, Mr. Andreessen also served on our compensation & governance committee until May 2018. Following the Annual Meeting, Dr. Desmond-Hellmann will serve as chair of our compensation & governance committee.

(4)
Messrs. Bowles and Hastings are not nominees for election at the Annual Meeting and their terms as directors will end at the Annual Meeting. We thank Messrs. Bowles and Hastings for their distinguished service.

Audit & Risk Oversight Committee
As more fully described in its charter, our audit & risk oversight committee is directly responsible for, among other things:

•	selecting the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•	developing procedures to enable submission of anonymous concerns about accounting or auditing matters;

•	considering the adequacy of our internal accounting controls and audit procedures;

•	reviewing related party transactions;

•	reviewing our program for promoting and monitoring compliance with applicable legal and regulatory requirements;

•	overseeing our major risk exposures and the steps management has taken to monitor and control such exposures, and assisting our board of directors in overseeing the risk management of our company;

•	pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm; and

•	overseeing our internal audit function.
Our audit & risk oversight committee is currently comprised of Messrs. Andreessen, Bowles, Chenault, and Zients. Mr. Zients is the chair of our audit & risk oversight committee. Each of our audit & risk oversight committee members qualifies as an audit committee financial expert, as that term is defined under SEC rules, and possesses financial sophistication as defined under the rules of Nasdaq. The designation does not impose on such directors any duties, obligations or liabilities that are greater than are generally imposed on members of our audit & risk oversight committee and our board of directors.
During 2018, the audit & risk oversight committee met in person or by telephone or videoconference, or acted by unanimous written consent, eleven times.
Compensation & Governance Committee
As more fully described in its charter, our compensation & governance committee is responsible for, among other things:

•	evaluating the performance of our executive officers;

•	evaluating, recommending, approving and reviewing executive officer compensation arrangements, plans, policies and programs maintained by us;

•	administering our equity-based compensation plans and our annual bonus plan;

•	considering and making recommendations regarding non-employee director compensation;

•	considering and making recommendations to our board of directors regarding its remaining responsibilities relating to executive compensation;

•	monitoring succession planning for certain of our key executives;

•	developing and recommending corporate governance guidelines and policies;

•	overseeing the annual self-evaluation process for our board of directors and committees thereof;

•	reviewing and granting proposed waivers of the code of conduct for executive officers; and

•
advising our board of directors on corporate governance matters and board of director performance matters, including recommendations regarding the structure and composition of our board of directors and committees thereof.

Our compensation & governance committee is currently comprised of Dr. Desmond-Hellmann and Messrs. Hastings and Thiel. Mr. Hastings is the chair of our compensation & governance committee. Following the Annual Meeting, Dr. Desmond-Hellmann will serve as chair of our compensation & governance committee. Each member of this committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act.
The charter for our compensation & governance committee allows the committee from time to time to delegate its authority to subcommittees and to our officers, as it may be deemed necessary or appropriate. In December 2013, our compensation committee (which was the predecessor to our compensation & governance committee) authorized the formation and delegation of certain authority to an equity subcommittee, which is now a subcommittee of the compensation & governance committee. The current members of the equity subcommittee are Ms. Sandberg and Mr. Wehner, and the members, acting either individually or jointly, have the authority to review and approve grants of restricted stock units (RSUs) to employees and consultants, other than to directors and our executive officers. The compensation & governance committee has not adopted a written charter for the equity subcommittee.
During 2018, the compensation & governance committee met in person or by telephone or videoconference, or acted by unanimous written consent, ten times.
During 2018, the equity subcommittee of the compensation & governance committee met in person or by telephone or videoconference, or acted by written consent, fourteen times.
Policy Regarding Nominations
The policy of our board of directors is to encourage the selection of directors who will contribute to Facebook's success and our mission to give people the power to build community and bring the world closer together. Our board of directors is responsible for identifying and nominating members for election to our board of directors. The board of directors considers recommendations from directors, stockholders, management, and others as it deems appropriate, including our compensation & governance committee and our founder, Chairman, CEO, and controlling stockholder, Mr. Zuckerberg.
Facebook is committed to a policy of inclusiveness and to pursuing diversity in terms of background and perspective. As such, when evaluating candidates for nomination as new directors, it is the policy of our board of directors to consider candidates with diverse backgrounds in terms of knowledge, experience, skills, and other characteristics, and to ensure that the initial list of candidates from which new director nominees are chosen by the board includes candidates with a diversity of race, ethnicity, and gender. In evaluating potential candidates for nomination, our board of directors considers the foregoing in light of the specific needs of the board of directors at that time and also considers advice and recommendations from our compensation & governance committee and Mr. Zuckerberg. In addition, our board of directors considers director tenure in connection with evaluating current directors for nomination for re-election. It is the general policy of our board of directors not to nominate directors who have reached the age of 72 for re-election, although the board of directors may determine to waive this policy in individual cases.
The board of directors does not distinguish between nominees recommended by stockholders and other nominees.

However, stockholders desiring to nominate a director candidate at the annual meeting must comply with certain procedures. We explain the procedures for nominating a director candidate at next year's annual meeting in "Questions and Answers About the Proxy Materials and the Annual Meeting—How can I make proposals or make a nomination for director for next year's annual meeting?"
Board Performance and Composition
Our board of directors and its committees conduct an annual self-assessment of the performance of the board of directors, each committee, and each director. Our compensation & governance committee, which includes our Lead Independent Director, oversees the self-assessment process, and the results are reported to the board of directors. Our board of directors also periodically reviews its composition to ensure that it appropriately reflects the knowledge, experience, skills, diversity, and other characteristics required to fulfill its duties.
Our board of directors believes that its composition appropriately reflects the knowledge, experience, skills, diversity, and other characteristics required to fulfill its duties. The current director nominees have diverse backgrounds and perspectives that enable them to provide valuable guidance on both strategic and operational issues. All of our nominees have extensive leadership experience, as well as corporate governance expertise arising from service on other boards of directors. Many of our nominees have global business experience, including through service as CEO or in other senior corporate leadership positions involving management of complex operations, business challenges, risks, and growth. Several nominees have experience with technology or product innovation and development, entrepreneurship, and the dynamics of our industry. Other nominees have served in government positions and gained experience with significant public policy issues. Our nominees also have a demonstrated sense of social mission, having contributed to social causes through academia, research, nonprofit organizations, and/or philanthropy. Our board of directors benefits from these qualifications, as well as the perspectives of nominees with in-depth knowledge of our company through their service as executive officers.
Our board of directors also believes that the current director nominees represent an effective balance with respect to director tenure. Messrs. Chenault and Zients joined the board of directors as new directors in 2018, two current directors will rotate off of the board following the end of their terms at the Annual Meeting, and Ms. Alford is a new director nominee. These additions provide our board of directors with fresh perspectives and diverse experiences, while directors with longer tenure provide continuity and valuable insight into our business and strategy. The following table provides information regarding the tenure of our nominees for election at the Annual Meeting:

Tenure on Board of Directors	Number of Director Nominees
More than 10 years	3
6-10 years	2
0-5 years	3
Board Role in Risk Oversight
Our board of directors as a whole has responsibility for overseeing our risk management and believes that a thorough and strategic approach to risk oversight is critical. The board of directors exercises this oversight responsibility directly and through its committees. The oversight responsibility of the board of directors and its committees is informed by regular reports from our management team, including senior personnel that lead a variety of functions across the business, and from our internal audit department, as well as input from external advisors, as appropriate. These reports are designed to provide timely visibility to the board of directors and its committees about the identification and assessment of key risks, our risk mitigation strategies, and ongoing developments.
The full board of directors has primary responsibility for evaluating strategic and operational risk management, and for CEO succession planning. Our audit & risk oversight committee has responsibility for overseeing certain of our major risk exposures, including in the areas of financial and enterprise risk, legal and regulatory compliance, privacy and data use, community safety and security, and cybersecurity, as well as risks in other areas as our audit & risk oversight committee deems necessary or appropriate from time to time. Our audit & risk oversight committee also oversees the steps we have taken to monitor or mitigate these exposures, including policies and procedures for assessing and managing risk and related compliance efforts. Our board of directors also may exercise direct oversight with respect to these areas in its discretion. In addition, our audit & risk oversight committee oversees our internal audit function. Our compensation & governance committee evaluates risks arising from our corporate governance and compensation policies and practices, as more fully described in "Executive Compensation—Compensation Discussion and Analysis—Compensation Risk Assessment," and oversees succession planning for certain key executives other than the CEO. The audit & risk oversight committee and the compensation & governance committee provide reports to the full board of directors regarding these and other matters.
Compensation & Governance Committee Interlocks and Insider Participation
During 2018, Dr. Desmond-Hellmann and Messrs. Andreessen, Hastings, and Thiel served on our compensation & governance committee. None of them has at any time in the last fiscal year been one of our officers or employees. Moreover, none of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation & governance committee during 2018.
Director Compensation
Non-Employee Director Compensation Arrangements
Each non-employee member of our board of directors receives an annual retainer fee of $50,000. In addition, members of our audit & risk oversight committee (other than the chair) receive an annual retainer fee of $20,000, and the chair of our audit & risk oversight committee receives an annual retainer fee of $50,000. Our Lead Independent Director receives an additional annual retainer fee of $50,000.
Each of our non-employee directors who is a sitting member of our board of directors as of the date of our annual meeting of stockholders for each such year (including directors who join the board of directors on the date of such annual meeting) also is eligible to receive an annual grant of RSUs equal to $300,000 divided by the average daily closing price of our Class A common stock in May of such year. These awards are approved each year automatically on the later of June 1 or the date of our annual meeting of stockholders for the particular year. These awards will vest fully on the earlier of (i) May 15 of the following year or (ii) the date of our annual meeting of stockholders of the following year if the director does not stand for re-election or is not re-elected at such annual meeting, so long as the recipient is a director on such date.
In 2018, annual grants of 1,640 RSUs were made to each non-employee director, which was equal to $300,000 divided by the average daily closing price of our Class A common stock in May 2018, which was $182.93 per share. The grant date for each award was June 15, 2018. These RSUs vest on May 15, 2019, so long as the non-employee director is a member of our board of directors on such date.
New non-employee directors who join our board of directors between our annual meetings of stockholders are eligible to receive a grant of RSUs at the time of their appointment with a value equal to the value of our annual grant of RSUs to our non-employee directors, prorated for service from the date of their appointment through the first following occurrence of May 15. Similarly, annual cash retainers for new non-employee directors are prorated during a director's first year of service.
In 2018, we granted Mr. Chenault 464 RSUs in connection with his appointment to our board of directors, which was calculated with the $300,000 value prorated for service through May 15, 2018. The grant date for this award was February 15, 2018 and it vested in full on May 15, 2018.

On an annual basis, our compensation & governance committee reviews and makes recommendations to our board of directors regarding our non-employee director compensation arrangements, and our board of directors reviews and approves non-employee director compensation. As part of this review, our compensation & governance committee considers our directors' responsibilities and time commitment, as well as information regarding director compensation paid at peer companies, including an evaluation by its independent compensation consultant, Compensia, Inc. In 2018, based on the recommendation of our compensation & governance committee, our board of directors determined that our existing non-employee director compensation arrangements continue to be appropriate, such that no changes were implemented for 2019.
2018 Director Compensation
The following table presents the total compensation for each person who served as a non-employee member of our board of directors during 2018. Other than as set forth in the table and described more fully below, in 2018 we did not pay any fees to, make any equity awards to, or pay any other compensation to the non-employee members of our board of directors who served as members during 2018. Mr. Zuckerberg and Ms. Sandberg do not receive compensation for their service as directors. Jan Koum, who served as an employee member of our board of directors through May 2018, also did not receive compensation for his service as a director. Total compensation for Mr. Zuckerberg and Ms. Sandberg for their service as employees is presented in "Executive Compensation—2018 Summary Compensation Table" below.

Director Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Marc L. Andreessen(2)	70,000	321,194	391,194
Erskine B. Bowles(3)	100,000	321,194	421,194
Kenneth I. Chenault(4)	58,139	404,695	462,834
Susan D. Desmond-Hellmann(5)	107,000	321,194	428,194
Reed Hastings(6)	50,000	321,194	371,194
Peter A. Thiel(7)	50,000	321,194	371,194
Jeffrey D. Zients(8)	41,028	321,194	362,222
__________________________________________

(1)
Amounts reflect the aggregate grant date fair value of the RSUs, computed in accordance with Financial Accounting Standards Board ASC Topic 718 (ASC 718). This amount does not reflect the actual economic value realized by the director.

(2)	As of December 31, 2018, Mr. Andreessen held 1,640 RSUs, which will vest on May 15, 2019 so long as Mr. Andreessen is a member of our board of directors on such date.

(3)	As of December 31, 2018, Mr. Bowles held 1,640 RSUs, which will vest on May 15, 2019 so long as Mr. Bowles is a member of our board of directors on such date.

(4)	As of December 31, 2018, Mr. Chenault held 1,640 RSUs, which will vest on May 15, 2019 so long as Mr. Chenault is a member of our board of directors on such date.

(5)	As of December 31, 2018, Dr. Desmond-Hellmann held 1,640 RSUs, which will vest on May 15, 2019 so long as Dr. Desmond-Hellmann is a member of our board of directors on such date.

(6)	As of December 31, 2018, Mr. Hastings held 1,640 RSUs, which will vest on May 15, 2019 so long as Mr. Hastings is a member of our board of directors on such date.

(7)	As of December 31, 2018, Mr. Thiel held 1,640 RSUs, which will vest on May 15, 2019 so long as Mr. Thiel is a member of our board of directors on such date.

(8)	As of December 31, 2018, Mr. Zients held 1,640 RSUs, which will vest on May 15, 2019 so long as Mr. Zients is a member of our board of directors on such date.

Stock Ownership Guidelines and Transactions in Our Securities
Our directors are also subject to stock ownership guidelines and certain prohibitions on transactions in our securities. For more information, see "Executive Compensation—Compensation Discussion and Analysis—Stock Ownership Guidelines and Transactions in Our Securities."

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
Overview
This section explains our executive compensation philosophy, objectives, and design; our compensation governance; our compensation-setting process; our executive compensation program elements; and the decisions made in 2018 with respect to the compensation of each of our named executive officers. Our named executive officers for 2018, who consist of the executive officers who appear in "—2018 Summary Compensation Table" below, are:

•	Mark Zuckerberg, our founder, Chairman, and Chief Executive Officer (CEO);

•	Sheryl K. Sandberg, our Chief Operating Officer (COO);

•	David M. Wehner, our Chief Financial Officer (CFO);

•	Christopher K. Cox, our former Chief Product Officer (CPO); and

•	Mike Schroepfer, our Chief Technology Officer (CTO).
Executive Compensation Philosophy, Objectives, and Design
Philosophy. We are focused on our mission to give people the power to build community and bring the world closer together. We believe that Facebook is still in the early stages of this journey and that for us to be successful we must hire and retain a talented team of engineering, product, sales, and general and administrative professionals who can help achieve this mission through the successful pursuit of our company priorities. In addition, we expect our executive team to possess and demonstrate strong leadership and management capabilities. For more information regarding our 2018 and 2019 company priorities, see "—Elements of Executive Compensation" below.
Objectives. Our compensation program for our named executive officers is built to support the following objectives:

•	attract the top talent in our leadership positions and motivate our executives to deliver the highest level of individual and team impact and results;

•	encourage our executives to focus on our company priorities;

•	ensure each of our executives receives a total compensation package that encourages his or her long-term retention;

•	reward high levels of performance with commensurate levels of compensation; and

•	align the interests of our executives with those of our stockholders in the overall success of Facebook by emphasizing long-term incentives.
Design. Our executive compensation program continues to be heavily weighted towards equity compensation, in particular restricted stock units (RSUs), with cash compensation that is generally below market relative to executive compensation at our peer companies. We believe that equity compensation offers the best vehicle to focus our executive officers on our mission and the successful pursuit of our company priorities, and to align their interests with the long-term interests of our stockholders.
We typically grant our executive officers an annual equity award with service-based vesting conditions where the commencement of vesting is deferred until a future date, as discussed further in "—Elements of Executive Compensation—Equity Compensation" below. When combined with the executives' prior equity awards, we believe that these additional awards represent a strong long-term retention tool and provide the executive officers with effective long-term equity incentives.
Our compensation & governance committee evaluates our executive compensation program, including our mix of cash and equity compensation, on an annual basis or as circumstances require based on our business objectives and the competitive environment for talent. For the near future, we anticipate continuing our emphasis on pay-for-performance and delivering the substantial majority of compensation in RSUs that vest over a minimum of four years.
Compensation Governance
The compensation & governance committee seeks to ensure sound executive compensation practices to adhere to our pay-for-performance philosophy while appropriately managing risk and aligning our executive compensation program with long-term stockholder interests. The following practices were in effect during 2018:

•	the compensation & governance committee is comprised solely of independent directors;

•
the compensation & governance committee conducts an annual review and approval of our compensation strategy with assistance from its independent compensation consultant, Compensia, Inc. (Compensia), a national compensation consulting firm, including a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on our company;

•	the compensation & governance committee retains discretion on bonus payouts to enable it to respond to unforeseen events and adjust bonus payouts, as appropriate;

•	we do not offer post-employment payments or benefits; and

•
our compensation philosophy and related governance features are complemented by several specific policies and practices that are designed to align our executive compensation program with long-term stockholder interests, including the following:

•
our executives are subject to company-wide policies that prohibit trading in futures and derivative securities and engaging in hedging activities relating to our securities, holding our securities in margin accounts, pledging our securities as collateral for loans, and engaging in short sales of our securities;

•	our executives are subject to stock ownership guidelines that require them to maintain significant ownership of our common stock;

•	we offer limited perquisites that are for business-related purposes or necessary for the security of our CEO and COO; and

•	our executives participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.
Compensation-Setting Process
Role of Our Compensation & Governance Committee. The compensation & governance committee is responsible for overseeing all aspects of our executive compensation program, including executive salaries, payouts under our bonus plan, the size and structure of equity awards, and any executive perquisites. The compensation& governance committee is solely responsible for determining the compensation of our CEO and reviews and approves the compensation of our other executive officers. For more information regarding the responsibilities of the compensation & governance committee, see "Executive Officers, Directors, and Corporate Governance—Board Committees."
Role of Management. In setting compensation for 2018, our CEO, our COO, and our Head of People provided their views to the compensation & governance committee on how to implement our compensation philosophy through our executive compensation program and attended meetings of the compensation & governance committee. Our CEO and COO made recommendations to the compensation & governance committee regarding compensation for our executive officers other than for themselves because of their daily involvement with our executive team. No executive officer participated directly in the final deliberations or determinations regarding his or her own compensation package or was present during such determinations, except for our CEO who has requested that his base salary be fixed at $1 per year.
Our management team and the compensation & governance committee each play a role in evaluating and mitigating any risk that may exist relating to our compensation plans, practices, and policies for all employees, including our named executive officers, as further described in "—Compensation Risk Assessment" below.

Role of Compensation Consultant. The compensation & governance committee has the authority to engage its own advisors to assist in carrying out its responsibilities. In 2018, the compensation & governance committee engaged the services of Compensia to advise the committee regarding the amount and types of compensation that we provide to our executives and how our compensation practices compared to the compensation practices of other companies. Compensia is engaged directly by the compensation & governance committee. Compensia does not provide any services to us other than the services provided to the compensation & governance committee. The compensation & governance committee has reviewed the independence of Compensia under applicable SEC and Nasdaq rules and believes that Compensia does not have any conflicts of interest in advising the committee.
Use of Comparative Market Data. We aim to compensate our executive officers at levels that are commensurate with the most competitive levels of compensation for executives in similar positions at a group of publicly-traded peer companies set forth below, with whom we compete for hiring and retaining executive talent (our Peer Group). In making compensation decisions, the compensation & governance committee also considers the scope of responsibility of each executive officer, our current practice of maintaining minimal differentiation between the cash compensation packages of our executive officers, the unvested balances of equity awards held by each executive officer, as well as the compensation & governance committee's assessment of each executive officer's performance and impact on the organization. In determining 2018 compensation, the compensation & governance committee did not use a formula for taking into account these different factors.
We analyze market data for executive compensation at least annually using the most relevant published survey sources, information available from public filings, and input from Compensia. Management and Compensia provided the compensation & governance committee with both cash and equity compensation data for our Peer Group, which was selected from companies that meet some or all of the criteria listed below:

•	technology or media company;

•	key talent competitor;

•	minimum revenue of $10 billion; and/or

•	minimum market capitalization of $50 billion.
In the second quarter of 2017, using this criteria as a baseline, the compensation & governance committee approved the following companies for inclusion in our Peer Group for 2018:

Alphabet	Microsoft
Amazon.com	Netflix
Apple	PayPal Holdings
AT&T	salesforce.com
CBS	The Walt Disney Company
Cisco Systems	Twenty-First Century Fox
Comcast	Verizon Communications

In December 2017, our compensation & governance committee reviewed our executive compensation against this Peer Group to ensure that our executive officer compensation was competitive and sufficient to recruit and retain our executive officers. Compensia provided the compensation & governance committee with an analysis of total cash compensation data (base salaries and cash bonus awards at target) and total direct compensation data (total cash compensation and equity compensation) at various percentiles. While the compensation & governance committee considered this data in determining executive officer compensation, we did not seek to benchmark our executive compensation to any pre-set "target" percentile of the competitive market. Rather, the compensation & governance committee sought to compensate our executive officers at a level that would allow us to successfully recruit and retain the best possible talent for our executive team.
Further, as our revenue and market capitalization have increased significantly over the last several years, the compensation & governance committee gives greater weight to the compensation levels of companies in our Peer Group that have higher revenue and market capitalization compared to other companies in the Peer Group when making decisions about the compensation of our executive officers. The compensation & governance committee also relies on the knowledge and experience of its members and our management in determining the appropriate compensation levels for our executive officers. Overall, Compensia's analysis of our Peer Group indicated that the target total cash compensation for our named executive officers was below the 25th percentile of the companies in our Peer Group. When equity compensation was factored in, based on the "initial equity value" described below and without taking into account the effect of the deferred vesting start dates that are applicable to the equity compensation of our named executive officers, the target total direct compensation for our named executive officers, other than our CEO, was between the 80th percentile relative to the companies in our Peer Group and the top of our Peer Group.
In the second quarter of 2018, the compensation & governance committee reviewed the selection criteria and the companies in our Peer Group. Following that review, the compensation & governance committee did not make any changes to the composition of our Peer Group and believes the Peer Group continues to reflect the current competitive and talent environment. Accordingly, we plan to use the same list of companies in our Peer Group for the 2019 executive compensation process. The compensation & governance committee expects to periodically review and update our Peer Group and the underlying criteria as our business and market environment continue to evolve.
Elements of Executive Compensation
Our executive officer compensation packages generally include:

•	base salary;

•	performance-based cash incentives; and

•	equity-based compensation in the form of RSUs.
We believe that our compensation mix supports our objective of focusing on at-risk compensation having significant financial upside based on individual performance and our performance relative to company priorities. We expect to continue to emphasize equity awards because of the direct link that equity compensation provides between stockholder interests and the interests of our executive officers, thereby motivating our executive officers to focus on increasing our value over the long term.
Base Salary. The compensation & governance committee believes base salaries are a necessary element of compensation in order to attract and retain highly qualified executive officers. The compensation & governance committee reviews the base salaries of our executive officers at least annually and may adjust them from time to time, if needed, to reflect changes in market conditions or other factors. Historically, our executive officers have received base salaries within a narrow range that was established when we were a smaller company with cash constraints, and based on our desire to maintain internal pay equity between our executive officers and also relative to other key employees. As we have grown, we have increased base salaries for our executive officers (other than our CEO), although we still deliver the substantial majority of compensation to our executive officers in the form of equity awards.
In the first quarter of 2018, the compensation & governance committee decided to increase the base salaries of our named executive officers, other than our CEO, in order to continue to bring their salaries closer to those paid to executives holding similar positions at the companies in our Peer Group. Accordingly, our compensation & governance committee increased the base salaries of our named executive officers as shown in the table below. Following these 2018 salary increases, these named executive officer salaries fell between the 20th and 45th percentiles of the salaries provided to executives holding similar positions at the companies in our Peer Group. Previously, Mr. Zuckerberg had requested to receive a base salary of $1 per year and the compensation & governance committee continued to honor this request in 2018.

Named Executive Officer	2017 Base Salary ($)	2018 Base Salary Increase ($)	2018 Base Salary ($)
Mark Zuckerberg	1	—	1
Sheryl K. Sandberg	805,000	45,000	850,000
David M. Wehner	720,000	40,000	760,000
Christopher K. Cox	720,000	40,000	760,000
Mike Schroepfer	720,000	40,000	760,000

Cash Bonuses. Our 2018 Bonus Plan (Bonus Plan) provides variable cash incentives, payable semi-annually, that are designed to motivate our executive officers to focus on company priorities and to reward them for individual results and achievements. In 2018, the individual target bonus percentage for each named executive officer was unchanged from 2017 at 75% of such executive's base salary. After the 2018 base salary increases noted above, target total cash compensation (base salary plus target bonus) for our named executive officers (other than our CEO) was below the 25th percentile of the target total cash compensation of executives holding similar positions at the companies in our Peer Group. All of our named executive officers, except our CEO, participated in the Bonus Plan in 2018.
For 2018, there were two six-month performance periods under our Bonus Plan, which we refer to as First Half 2018 and Second Half 2018. For each performance period in 2018, the compensation & governance committee approved a set of company priorities in order to focus our executive officers on key areas of performance for the period in question. The First Half 2018 and Second Half 2018 company priorities reflect operational and non-operational objectives established by our compensation & governance committee, in consultation with our CEO and CFO. The company priorities did not have specific target levels associated with them for purposes of determining performance under the Bonus Plan, and our compensation & governance committee had full discretion to determine the level of bonus payout for each performance period.
2018 Bonus Plan Payouts. We calculate Bonus Plan payouts to each participant using the following formula:

Base Eligible Earnings ($)	x	Individual Target Bonus Percentage (%)	x	Individual Performance Percentage (%)	x	Company Performance Percentage (%)	=	Individual Bonus Payout ($)

2018 Priorities and Company Performance Percentage. Our First Half 2018 and Second Half 2018 company priorities as approved by the compensation & governance committee were as follows: grow our user base across all our products; increase sharing, engagement, and meaningful interactions; continue to achieve revenue growth and significant savings from efficiency; improve product quality; improve security for our community; improve our brand; and make progress toward our long-term investments. None of these priorities were assigned any specific weighting or dollar amount of the target bonus. The compensation & governance committee exercised its discretion in determining the company performance percentage for our First Half 2018 and Second Half 2018 performance after taking into account our delivery of results in the areas identified by the company priorities, as well as our overall business, engineering, and product development achievements.
The First Half 2018 company performance percentage approved by the compensation & governance committee was 90%. In making this determination, the compensation & governance committee focused on our performance across all of the areas identified by the company priorities, with a particular focus on user growth and engagement, revenue growth, and brand in the First Half 2018, and also noted our significant investments in safety and security for our community.
The Second Half 2018 company performance percentage approved by the compensation & governance committee was 100%. In making this determination, the compensation & governance committee focused on our performance across all of the areas identified by the company priorities, with a particular focus on revenue, user growth and engagement, and our progress with respect to improving security for our community in the Second Half 2018.
Individual Performance Percentage. The individual performance percentage is based upon each executive officer's individual performance assessment for the performance period under consideration. Consistent with our pay-for-performance philosophy, a higher performance assessment results in a higher individual performance percentage (and vice-versa) such that it is possible for an executive with a low assessment to get less than their target bonus payout, or no bonus payout whatsoever. In 2018, potential individual performance percentages under our Bonus Plan were 0%, 85%, 100%, 125%, 200%, or 300%. An executive officer meeting our expected high level of performance expectations would receive an individual performance percentage of 100%.
Individual performance assessments for each named executive officer were determined in the discretion of the compensation & governance committee following discussions with our CEO and our COO (except in the case of our COO when her individual performance assessment was being determined). The performance assessment determinations were based on an overall subjective assessment of each executive officer's performance and no single factor was determinative in setting bonus payout levels, nor was the impact of any individual factor on the bonus quantifiable. We operate in a rapidly evolving and highly competitive industry and we set a high bar for performance expectations for each one of our named executive officers. The compensation & governance committee evaluates our named executive officers based on their overall performance, impact, and results, as well as their demonstration of strong leadership, long-term vision, effective execution, and management capabilities. First Half 2018 and Second Half 2018 payout levels and achievements and considerations for each named executive officer were as follows:
Mark Zuckerberg. Mr. Zuckerberg did not participate in the Bonus Plan in 2018. Although Mr. Zuckerberg did not participate in the Bonus Plan, the compensation & governance committee separately assessed his performance as our CEO. The compensation & governance committee shared its assessment with the independent members of our board of directors in executive session, and our Lead Independent Director shared this assessment with Mr. Zuckerberg.
Sheryl K. Sandberg. Ms. Sandberg received $239,872 for the First Half 2018 bonus based substantially on the overall performance of the company in the first half of 2018. Ms. Sandberg received $398,438 for the Second Half 2018 bonus, which reflected the continued strong growth in business performance and revenue growth, her leadership in response to safety and security concerns on our platform, and her contributions to recruiting key leadership talent.
David M. Wehner. Mr. Wehner received $214,494 for the First Half 2018 bonus based substantially on the overall performance of the company in the first half of 2018. Mr. Wehner received $285,000 for the Second Half 2018 bonus, which reflected the delivery of a comprehensive financial plan and budget for fiscal year 2019, continued building of strong relationships with our investors, and the continued strong leadership of our finance, enterprise engineering, real estate, and facilities organizations.
Christopher K. Cox. Mr. Cox received $214,494 for the First Half 2018 bonus based substantially on the overall performance of the company in the first half of 2018. Mr. Cox received $285,000 for the Second Half 2018 bonus, which reflected his continued strong leadership of the product organization, his strategy for our family of apps, and his contributions to developing key leadership talent.
Mike Schroepfer. Mr. Schroepfer received $214,494 for the First Half 2018 bonus based substantially on the overall performance of the company in the first half of 2018. Mr. Schroepfer received $356,250 for the Second Half 2018 bonus, which reflected his overall leadership of the engineering team, significant gains in the development of technology to assist with the proactive detection of content that violates our policies, and continued improvement in computing efficiency.
The following table summarizes the calculations that were used in determining the cash bonus paid to each of our named executive officers for 2018:

Named Executive Officer	Performance Period	Base Eligible Earnings ($)(1)	Individual Bonus Percentage (Target Bonus) (%)	Individual Performance Percentage (%)	Company Performance Percentage (%)	Individual Bonus Payout ($)
Sheryl K. Sandberg	First Half 2018	418,077	75	85	90	239,872
	Second Half 2018	425,000	75	125	100	398,438
	Total	843,077				638,310
David M. Wehner	First Half 2018	373,846	75	85	90	214,494
	Second Half 2018	380,000	75	100	100	285,000
	Total	753,846				499,494
Christopher K. Cox	First Half 2018	373,846	75	85	90	214,494
	Second Half 2018	380,000	75	100	100	285,000
	Total	753,846				499,494
Mike Schroepfer	First Half 2018	373,846	75	85	90	214,494
	Second Half 2018	380,000	75	125	100	356,250
	Total	753,846				570,744

(1)	Reflects actual earnings for 2018, which may differ from approved 2018 base salaries due to the effective date of salary increases.
Bonus Plan and Priorities for 2019. In February 2019, our compensation & governance committee approved our Bonus Plan for 2019 and approved the following First Half 2019 company priorities under the Bonus Plan, which reflect our overall company priorities for 2019:

•	continue making progress on the major social issues facing the internet and our company;

•	build new experiences that meaningfully improve people's lives today and set the stage for even bigger improvements in the future;

•	keep building our business by supporting the millions of businesses that rely on our services to grow and create jobs; and

•	communicate more transparently about what we're doing and the role our services play in the world.
The company priorities do not have specific target levels associated with them for purposes of determining performance under the Bonus Plan, and our compensation & governance committee has full discretion to determine the level of bonus payout for each performance period.
Equity Compensation. Most of our executive officers' target total direct compensation is delivered through equity awards. We use equity compensation to align our executive officers' financial interests with those of our stockholders, to attract industry leaders of the highest caliber, and to retain them for the long term. In addition to the initial equity award that each executive officer receives as part of his or her new hire compensation package, the compensation & governance committee typically grants our executive officers additional equity awards each year as part of our company-wide equity refresher program. Additional equity awards for each of our executive officers are determined on a discretionary basis taking into account the following factors:

•
delivering equity values that are highly competitive when compared against those granted to executives with similar responsibilities at the companies in our Peer Group that have higher revenue and market capitalization when compared to other companies in our Peer Group;

•	each executive officer's individual performance assessment, the results and contributions delivered during the year, as well as the anticipated potential future impact of each individual executive;

•	the size and vesting schedule of existing equity awards in order to maximize the long-term retentive power of all additional awards; and

•
the size of each executive officer's target total cash compensation (base salary plus cash bonus awards at target), which is generally significantly lower than the cash compensation for executives with similar responsibilities at the companies in our Peer Group.

Based on the foregoing factors, in 2018, our compensation & governance committee granted each of our executive officers, other than our CEO, an award of RSUs with a specific "initial equity value" based on an estimated total value for each award before taking into account the deferred vesting considerations described below. The compensation & governance committee calculated the number of RSUs to be granted by dividing this initial equity value by $182.54 per share, which was the average closing price for the seven trading days following the announcement of our earnings for the fourth quarter of 2017 and the same price that was used for 2018 refresher awards to all other employees.
Deferred Vesting of 2018 RSU Awards. Due to our desire to provide incentives for our named executive officers to focus on long-term strategic and business objectives, the compensation & governance committee deferred the vesting start dates of all 2018 RSU awards made to our named executive officers to a future date determined individually for each executive. As a result, the 2018 RSU awards will not begin to vest unless the recipient remains continuously employed by the company through future dates as described in the following paragraphs and in "—2018 Grants of Plan-Based Awards Table" below.
The compensation & governance committee reviewed the size and vesting schedule for the remaining unvested portion of the outstanding equity awards held by each of our named executive officers and agreed with the recommendation of our CEO and COO (except that our COO did not participate in discussions regarding her own equity compensation) that the existing equity awards appropriately satisfied our retention and incentive goals for the immediate future for each of our named executive officers. Accordingly, the additional equity awards granted to our named executive officers in 2018 start vesting only after a significant portion of each executive's outstanding equity awards have vested. The 2018 RSU awards will vest quarterly over four years following the vesting start dates as described in "—2018 Equity Awards" below. Although this practice is not common among the companies in our Peer Group, the compensation & governance committee believes that these deferred vesting schedules make the equity awards more valuable to us in retaining our named executive officers and reflect our emphasis on our long-term success. For more information relating to the vesting schedules of these RSU awards, see "—2018 Grants of Plan-Based Awards Table" below.
2018 Equity Awards. Mr. Zuckerberg did not receive any additional equity awards in 2018 because our compensation & governance committee believed that his existing equity ownership position sufficiently aligns his interests with those of our stockholders.
Our other named executive officers received the following RSU awards in 2018:

Named Executive Officer	Initial Equity Value ($)	Number of RSUs (#)(1)	Vesting Start Date
Sheryl K. Sandberg	20,000,000	109,566	May 15, 2019
David M. Wehner	20,000,000	109,566	November 15, 2019
Christopher K. Cox(2)	20,000,000	109,566	November 15, 2020
Mike Schroepfer	20,000,000	109,566	August 15, 2021

(1)	The number of RSUs is rounded up to the nearest whole share.

(2)	Because Mr. Cox resigned from his position as our Chief Product Officer in April 2019 before the first vesting date, these RSUs were cancelled on his termination date.
These RSUs are subject to a four-year quarterly vesting schedule, with 1/16th of the RSUs vesting on the first quarterly vesting date following the vesting start date and the remainder vesting quarterly thereafter, subject to continued employment through each vesting date. Following the grants of these equity awards in March 2018 and based on the "initial equity value" set forth above, the target total direct compensation for our named executive officers, other than our CEO, was between the 80th percentile relative to the companies in our Peer Group and the top of our Peer Group.
Perquisites and Other Benefits
Consistent with the practices of many companies in our Peer Group, we provide certain perquisites to our named executive officers for the reasons described below.
Because of the high visibility of our company, our compensation & governance committee has authorized an "overall security program" for Mr. Zuckerberg to address safety concerns due to specific threats to his safety arising directly as a result of his position as our founder, CEO, Chairman, and controlling stockholder. Our compensation & governance committee has also authorized a security program for Ms. Sandberg, including certain personal security measures, to address safety concerns resulting from her position as our COO. We require these security measures for the company's benefit because of the importance of Mr. Zuckerberg and Ms. Sandberg to Facebook, and we believe that the scope and costs of these security programs are appropriate and necessary.
Our compensation & governance committee evaluates these security programs at least annually, including a review of security professional assessments of safety threats and recommendations for the security programs. Since the implementation of Mr. Zuckerberg's overall security program, each of these assessments has identified specific threats to Mr. Zuckerberg as a result of the high-profile nature of being our founder, CEO, Chairman, and controlling stockholder. We believe that Mr. Zuckerberg's role puts him in a unique position: he is synonymous with Facebook and, as a result, negative sentiment regarding our company is directly associated with, and often transferred to, Mr. Zuckerberg. Mr. Zuckerberg is one of the most-recognized executives in the world, in large part as a result of the size of our user base and our continued exposure to global media, legislative, and regulatory attention.
Under Mr. Zuckerberg's overall security program, we pay for costs related to personal security for Mr. Zuckerberg at his residences and during personal travel, including the annual costs of security personnel for his protection and the procurement, installation, and maintenance of certain security measures for his residences. As previously disclosed, in addition to the continued funding of this overall security program, in 2018 our compensation & governance committee approved an annual pre-tax allowance of $10 million to Mr. Zuckerberg to cover additional costs related to his and his family's personal security. This allowance is paid to Mr. Zuckerberg net of required tax withholdings, and Mr. Zuckerberg must apply the net amount towards additional personnel, equipment, services, residential improvements, or other security-related costs. Although Mr. Zuckerberg expects to use the full net amount during each calendar year in which the allowance is paid, he may apply any unused portion of the allowance for a given year to cover excess security-related costs in future years or prior years (no earlier than 2018). In approving this allowance, our compensation & governance committee considered comparative data from our Peer Group provided by Compensia, as well as other relevant information regarding executive compensation and perquisites.
In addition, Mr. Zuckerberg uses private aircraft for personal travel in connection with his overall security program. On certain occasions, Mr. Zuckerberg may be accompanied by guests when using private aircraft. Although we do not consider Mr. Zuckerberg's overall security program to be a perquisite for his benefit for the reasons described above, the costs related to personal security for Mr. Zuckerberg at his residences and during personal travel pursuant to his overall security program, as well as the annual security allowance and the costs of private aircraft for personal travel, are reported as other compensation to Mr. Zuckerberg in the "All Other Compensation" column in "—2018 Summary Compensation Table" below. The costs of Mr. Zuckerberg's security program vary from year to year depending on requisite security measures, his travel schedule, and other factors. Increased costs in 2018 were primarily due to regular personal travel, additional residential security coverage, and market increases in the costs of security personnel. Our compensation & governance committee believes that these costs are appropriate and necessary in light of the threat landscape and the fact that Mr. Zuckerberg has requested to receive only $1 in annual salary and does not receive any bonus payments, equity awards, or other incentive compensation.
Our security professional assessments have also identified specific threats to Ms. Sandberg as a result of her high-profile role as our COO. Under Ms. Sandberg's security program, we pay for costs related to personal security for Ms. Sandberg at her residence and during personal travel, including the annual costs of security personnel for her protection. In addition, Ms. Sandberg uses private aircraft for personal travel in connection with her security program and may be accompanied by guests when using private aircraft on certain occasions. The costs related to personal security for Ms. Sandberg, as well as the costs of private aircraft for personal travel, are reported as other compensation to Ms. Sandberg in the "All Other Compensation" column in "—2018 Summary Compensation Table" below. The costs of Ms. Sandberg's security program vary from year to year depending on requisite security measures, her travel schedule, and other factors. Increased costs in 2018 were primarily due to regular personal travel, additional residential security coverage, and market increases in the costs of security personnel.
2016 Say on Pay Vote
We held a non-binding advisory stockholder vote on the compensation program for our named executive officers, commonly referred to as a "say on pay" vote, at our 2016 Annual Meeting of Stockholders. Over 90% of the voting power of shares voted at the 2016 Annual Meeting of Stockholders were cast in favor of our say on pay proposal. Our then compensation committee considered the result of this advisory vote to be an endorsement of our compensation program, policies, practices, and philosophy for our named executive officers. Our compensation & governance committee will continue to consider the outcome of our say on pay votes and our stockholder views when making compensation decisions for our named executive officers, including the outcome of Proposal Three (non-binding advisory vote on executive compensation) at this Annual Meeting.
Based on the results of a separate non-binding advisory stockholder vote on the frequency of future stockholder advisory votes regarding the compensation program for our named executive officers, commonly referred to as a "say on frequency" vote, held at our 2013 Annual Meeting of Stockholders, our board of directors determined that we will hold our say on pay vote every three years until the next required say on frequency vote. We are holding both our say on pay vote and say on frequency vote at this Annual Meeting. For more information, see Proposal Three (non-binding advisory vote on executive compensation) and Proposal Four (non-binding advisory vote on the frequency of an advisory vote on executive compensation). Our next say on frequency vote will occur no later than 2025.
Tax Deductibility
Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the amount that we may deduct from our federal income taxes for compensation paid to certain executive officers, including our named executive officers, to $1 million per executive officer per year. Prior law provided an exception to this deduction limit for compensation paid to our CFO and for certain "performance-based compensation." Effective for tax years beginning after December 31, 2017, this deduction limit applies to all of our named executive officers, including our CFO, and the exception for "performance-based compensation" is no longer available. As a result, compensation paid to our named executive officers in excess of $1 million is not deductible unless it qualifies for the transition relief applicable to certain compensation arrangements in place as of November 2, 2017, including stock options that were granted through such date, RSUs that were granted to our CFO through such date, and RSUs that were granted to others before April 1, 2015. Because of the limited availability of formal guidance under the transition relief provisions, we cannot guarantee that any compensation arrangements intended to qualify for exemption under Section 162(m) will actually receive this treatment.

While our compensation & governance committee is mindful of the benefit to us of the full tax deductibility of compensation, our compensation & governance committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our named executive officers in a manner that can best promote our corporate objectives. Therefore, our compensation & governance committee may approve compensation that may not be fully deductible because of the limits of Section 162(m). Our compensation & governance committee intends to continue to compensate our named executive officers in a manner it believes is consistent with the best interests of our company and our stockholders.

Compensation Risk Assessment
Our management team and the compensation & governance committee each play a role in evaluating, monitoring, and mitigating any risk that may exist relating to our compensation plans, practices, and policies for all employees, including our named executive officers. In early 2019, Compensia, the compensation & governance committee's independent compensation consultant, performed an assessment, in conjunction with management, of our compensation plans, practices, and policies and concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the company. The compensation & governance committee has reviewed this report and agreed with the conclusion. The objective of the assessment was to identify any compensation plans, practices, or policies that may encourage employees to take unnecessary risk that could threaten the company. No such plans, practices, or policies were identified. The risk assessment process included, among other things, a review of our cash and equity incentive-based compensation plans to ensure that they are aligned with our company performance goals and the overall compensation to ensure an appropriate balance between fixed and variable pay components and between short-term and long-term incentives.
Stock Ownership Guidelines and Transactions in Our Securities
Stock Ownership Guidelines. To further align the interests of our executive officers and directors with those of our stockholders, and based on the recommendation of our compensation & governance committee, in September 2018 our board of directors adopted minimum stock ownership guidelines applicable to our executive officers and non-employee directors. Under these guidelines, our executive officers are required to own shares with an equivalent value of $4.0 million and our non-employee directors are required to own shares with an equivalent value of $500,000. Each executive officer and non-employee director must attain the required ownership by the later of (i) five years from the adoption of these stock ownership guidelines, or (ii) five years from becoming an executive officer or non-employee director.
As of December 31, 2018, all of our executive officers and non-employee directors either met the applicable ownership threshold or were within the permitted time period to attain the required ownership. As our CEO and controlling stockholder, Mr. Zuckerberg currently has stock ownership significantly in excess of the required ownership threshold. As a result, our stock ownership guidelines provide that our compensation & governance committee will reassess appropriate ownership requirements applicable to Mr. Zuckerberg in his capacity as an executive officer if in the future his stock holdings fall below one percent of our total outstanding capital stock.
Prohibited Transactions in Our Securities. Our executive officers and directors are subject to company-wide policies that prohibit the following transactions: trading in futures and derivative securities and engaging in hedging activities relating to our securities, including exchange traded options, puts, calls, collars, forward sale contracts, equity swaps, exchange funds, or other arrangements or instruments designed to hedge or offset decreases in the market value of our securities; holding our securities in margin accounts; pledging our securities as collateral for loans; and engaging in short sales of our securities.
Rule 10b5-1 Trading Plans. Our executive officers and directors are required to conduct all purchase or sale transactions under a trading plan established pursuant to Rule 10b5-1 under the Exchange Act. Through a Rule 10b5-1 trading plan, the executive officer or director contracts with a broker to buy or sell shares of our common stock on a periodic basis. The broker then executes trades pursuant to parameters established by the executive officer or director when entering into the plan, without further direction from them. The executive officer or director may amend or terminate the plan in specified circumstances. Our requirement to conduct all purchase or sale transactions under a Rule 10b5-1 trading plan generally includes transactions in shares held through trusts and other entities controlled by our executive officers and directors, but excludes certain transactions by venture capital investment entities that may be affiliated with our directors. Such requirements may be waived by our board of directors, compensation & governance committee, or compliance officer in consultation with legal counsel.

2018 Summary Compensation Table
The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of the named executive officers for services rendered to us for the years ended December 31, 2018, 2017, and 2016.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)	Total ($)
Mark Zuckerberg	2018	1	—	—	22,554,542(4)	22,554,543
CEO	2017	1	—	—	9,101,965(4)	9,101,966
	2016	1	—	—	6,015,431(4)	6,015,432
Sheryl K. Sandberg	2018	843,077	638,310	18,423,523	3,823,508(5)	23,728,418
COO	2017	795,769	640,378	21,072,431	2,687,643(5)	25,196,221
	2016	738,077	1,293,635	19,908,426	2,609,319(5)	24,549,457
David M. Wehner	2018	753,846	499,494	18,423,523	9,250	19,686,113
CFO	2017	711,539	633,317	21,072,431	9,000	22,426,287
	2016	662,692	940,421	14,931,596	9,566	16,544,275
Christopher K. Cox(6)	2018	753,846	499,494	18,423,523	9,250	19,686,113
Former CPO	2017	711,539	567,404	21,072,431	9,000	22,360,374
	2016	658,846	933,209	14,931,596	9,538	16,533,189
Mike Schroepfer	2018	753,846	570,744	18,423,523	9,250	19,757,363
CTO	2017	711,539	633,317	21,072,431	9,000	22,426,287
	2016	658,846	859,356	14,931,596	9,377	16,459,175
_______________________________________

(1)	Reflects actual earnings for 2018, 2017, and 2016, which may differ from approved 2018, 2017, and 2016 base salaries due to the effective dates of salary increases.

(2)
The amounts reported in the "Bonus" column represent discretionary bonuses earned pursuant to our Bonus Plan. For more information about our executive officers' discretionary bonuses, see "—Compensation Discussion and Analysis—Elements of Executive Compensation—Cash Bonuses" above.

(3)
Amounts reflect the aggregate grant date fair value of the RSUs of $168.15, $139.72, and $110.67 per share for 2018, 2017, and 2016, respectively, computed in accordance with ASC 718. This amount does not reflect the actual economic value realized by the named executive officer. The RSUs granted to Ms. Sandberg during 2018 provide for quarterly vesting based on continued employment over four years with a deferred vesting start date of May 15, 2019. The RSUs granted to Mr. Wehner during 2018 provide for quarterly vesting based on continued employment over four years with a deferred vesting start date of November 15, 2019. The RSUs granted to Mr. Cox during 2018 provide for quarterly vesting based on continued employment over four years with a deferred vesting start date of November 15, 2020. Because Mr. Cox resigned from his position as our Chief Product Officer in April 2019 before the first vesting date, the RSUs were cancelled on his termination date. The RSUs granted to Mr. Schroepfer during 2018 provide for quarterly vesting based on continued employment over four years with a deferred vesting start date of August 15, 2021.

(4)
The amounts reported include approximately $9,956,847, $7,576,240, and $5,141,041 in 2018, 2017, and 2016, respectively, for costs related to personal security for Mr. Zuckerberg at his residences and during personal travel pursuant to Mr. Zuckerberg's overall security program. The amount reported for 2018 also includes an annual pre-tax allowance of $10,000,000 to cover additional costs related to Mr. Zuckerberg and his family’s personal security. The amounts reported for 2017 and 2016 have been revised to include costs related to the maintenance of certain required security measures for Mr. Zuckerberg’s residences, which had been inadvertently omitted from our previously filed proxy statements. The amounts reported also include approximately $2,597,320, $1,524,975, and $871,390 in 2018, 2017, and 2016, respectively, for costs related to personal usage of private aircraft. For purposes of reporting the value of personal usage of private aircraft in this table, we use costs provided by the applicable charter company, which include passenger fees, fuel, crew, and catering costs. For more information regarding Mr. Zuckerberg's overall security program, annual security allowance, and personal usage of private aircraft, see "Executive Compensation—Compensation Discussion and Analysis—Perquisites and Other Benefits."

(5)
The amounts reported include approximately $2,914,831, $2,687,643, and $2,609,281 in 2018, 2017, and 2016, respectively, for costs related to personal security measures for Ms. Sandberg, and approximately $908,677 in 2018 for costs related to personal usage of private aircraft. For purposes of reporting the value of personal usage of private aircraft in this table, we use costs provided by the applicable charter company, which include passenger fees, fuel, crew, and catering costs. For more information regarding Ms. Sandberg's security program and personal usage of private aircraft, see "Executive Compensation—Compensation Discussion and Analysis—Perquisites and Other Benefits."

(6)	Mr. Cox resigned from his position as our Chief Product Officer in April 2019.

2018 Grants of Plan-Based Awards Table
The following table presents, for each of the named executive officers, information concerning each grant of an equity award made during the year ended December 31, 2018. This information supplements the information about these awards set forth in the 2018 Summary Compensation Table.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(1)
Mark Zuckerberg	—	—	—
Sheryl K. Sandberg	3/20/2018	109,566(2)	18,423,523
David M. Wehner	3/20/2018	109,566(3)	18,423,523
Christopher K. Cox	3/20/2018	109,566(4)	18,423,523
Mike Schroepfer	3/20/2018	109,566(5)	18,423,523
_______________________________________

(1)
Amounts reflect the grant date fair value of the RSUs of $168.15 per share, computed in accordance with ASC 718. This amount does not reflect the actual economic value realized by the named executive officer.

(2)
The vesting condition will be satisfied as to 1/16th of the total shares underlying the RSUs on August 15, 2019. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(3)
The vesting condition will be satisfied as to 1/16th of the total shares underlying the RSUs on February 15, 2020. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(4)
The vesting condition would have been satisfied as to 1/16th of the total shares underlying the RSUs on February 15, 2021. The remaining shares underlying the RSUs would have vested at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date. Because Mr. Cox resigned from his position as our Chief Product Officer in April 2019 before the first vesting date, the RSUs were cancelled on his termination date.

(5)
The vesting condition will be satisfied as to 1/16th of the total shares underlying the RSUs on November 15, 2021. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

2018 Outstanding Equity Awards at Year-End Table
The following table presents, for each of the named executive officers, information regarding outstanding stock options and RSUs held as of December 31, 2018.

Name	Option Awards					Stock Awards
	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested($)(3)
Mark Zuckerberg	—	—	—	—	—	—	—
Sheryl K. Sandberg	7/23/2010(4)	213,334	—	10.39	7/22/2020	—	—
	10/18/2010(4)	886,666	—	15.00(5)	10/18/2020	—	—
	5/6/2013	—	—	—	—	412,371(6)	54,057,714
	3/17/2014	—	—	—	—	65,147(7)	8,540,120
	3/16/2015	—	—	—	—	132,067(8)	17,312,663
	3/15/2016	—	—	—	—	179,890(9)	23,581,780
	3/15/2017	—	—	—	—	150,819(10)	19,770,863
	3/20/2018	—	—	—	—	109,566(11)	14,363,007
David M. Wehner	3/17/2014	—	—	—	—	50,113(12)	6,569,313
	3/16/2015	—	—	—	—	49,525(13)	6,492,232
	3/15/2016	—	—	—	—	67,460(14)	8,843,331
	3/15/2017	—	—	—	—	84,836(15)	11,121,151
	3/20/2018	—	—	—	—	109,566(16)	14,363,007
Christopher K. Cox(17)	5/3/2012	—	—	—	—	272,979(18)	35,784,817
	5/6/2013	—	—	—	—	268,471(19)	35,193,863
	3/17/2014	—	—	—	—	50,113(20)	6,569,313
	3/16/2015	—	—	—	—	74,290(21)	9,738,676
	3/15/2016	—	—	—	—	134,920(22)	17,686,663
	3/15/2017	—	—	—	—	150,819(23)	19,770,863
	3/20/2018	—	—	—	—	109,566(24)	14,363,007
Mike Schroepfer	5/6/2013	—	—	—	—	322,165(25)	42,232,610
	3/17/2014	—	—	—	—	50,113(26)	6,569,313
	3/16/2015	—	—	—	—	74,290(27)	9,738,676
	3/15/2016	—	—	—	—	134,920(28)	17,686,663
	3/15/2017	—	—	—	—	150,819(29)	19,770,863
	3/20/2018	—	—	—	—	109,566(30)	14,363,007
_____________________________________

(1)	All of the outstanding equity awards described in the footnotes below were granted under our 2005 Stock Plan or 2012 Equity Incentive Plan.

(2)	With the exception of the stock option granted to Ms. Sandberg described in footnote (5) below, this column represents the fair value of a share of Class B common stock on the date of grant.

(3)
Represents the market value of the shares underlying the RSUs as of December 31, 2018, based on the official closing price of our Class A common stock, as reported on The Nasdaq Global Select Market, of $131.09 per share on December 31, 2018. This value assumes that the fair market value of the Class B common stock underlying the RSUs, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. Each share of Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder or upon certain transfers of such shares.

(4)
In connection with certain estate planning transfers, options to purchase an aggregate of 1,100,000 shares of Class B common stock were held by Sheryl K. Sandberg, Trustee of Sheryl K. Sandberg Revocable Trust UTA, dated September 3, 2004 as of December 31, 2018.

(5)
The compensation committee set the option exercise price for this grant at $15.00 per share, a premium to the fair market value of a share of Class B common stock on the date of grant which was determined by our compensation committee to be $12.56 per share.

(6)
1/16th of the total shares underlying the RSUs vested on February 15, 2018. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(7)
1/16th of the total shares underlying the original RSU grant vested on May 15, 2016. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(8)
1/12th of the total shares underlying the original RSU grant vested on February 15, 2018. The remaining shares underlying the RSUs vest at a rate of 1/12th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(9)
1/16th of the total shares underlying the RSUs will vest on August 15, 2019. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(10)
1/16th of the total shares underlying the RSUs vested on February 15, 2019. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(11)
1/16th of the total shares underlying the RSUs will vest on August 15, 2019. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(12)
1/16th of the total shares underlying the original RSU grant vested on May 15, 2016. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(13)
1/5th of the total shares underlying the original RSU grant vested on February 15, 2016. The remaining shares underlying the RSUs vest at a rate of 1/20th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(14)
1/16th of the total shares underlying the RSUs vested on February 15, 2017. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to use through each vesting date.

(15)
1/16th of the total shares underlying the RSUs vested on May 15, 2017. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to use through each vesting date.

(16)
1/16th of the total shares underlying the original RSU grant will vest on February 15, 2020. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(17)	Mr. Cox resigned from his position as our Chief Product Officer in April 2019 and all of his outstanding equity awards that had not vested as of his termination date were cancelled.

(18)
1/16th of the total shares underlying the original RSU grant vested on February 15, 2017. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(19)
1/16th of the total shares underlying the original RSU grant vested on August 15, 2017. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(20)
1/16th of the total shares underlying the original RSU grant vested on May 15, 2016. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(21)
1/16th of the total shares underlying the original RSU grant vested on May 15, 2017. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(22)
1/16th of the total shares underlying the RSUs would have vested on May 15, 2020. The remaining shares underlying the RSUs would have vested at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(23)
1/16th of the total shares underlying the RSUs would have vested on February 15, 2021. The remaining shares underlying the RSUs would have vested at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(24)
1/16th of the total shares underlying the RSUs would have vested on February 15, 2021. The remaining shares underlying the RSUs would have vested at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(25)
1/16th of the total shares underlying the original RSU grant vested on February 15, 2018. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(26)
1/16th of the total shares underlying the original RSU grant vested on May 15, 2016. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(27)
1/16th of the total shares underlying the original RSU grant vested on May 15, 2017. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(28)
1/16th of the total shares underlying the RSUs will vest on February 15, 2020. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(29)
1/16th of the total shares underlying the RSUs vested on February 15, 2019. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(30)
1/16th of the total shares underlying the RSUs will vest on November 15, 2021. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

On March 14, 2019, our compensation & governance committee approved RSU grants to certain of our named executive officers. These RSUs were granted on March 20, 2019 as follows: Sheryl K. Sandberg—118,949; David M. Wehner—118,949; and Mike Schroepfer—118,949. These RSUs will vest quarterly based on continued employment over four years with a vesting start date of February 15, 2019 for Ms. Sandberg, and deferred vesting start dates of November 15, 2019 for Mr. Wehner and May 15, 2021 for Mr. Schroepfer.
2018 Option Exercises and Stock Vested
The following table presents, for each of the named executive officers, the number of shares of our common stock acquired upon the exercise of stock options and the vesting and settlement of RSUs during 2018 and the aggregate value realized upon the exercise of stock options and the vesting and settlement of RSUs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(3)
Mark Zuckerberg	—	—	—	—
Sheryl K. Sandberg	1,100,000(4)	173,017,923	255,608	44,187,515
David M. Wehner	—	—	151,145	26,128,822
Christopher K. Cox	—	—	436,889	75,414,906
Mike Schroepfer	821,989(5)	139,010,119	456,030	81,580,371
________________________________________

(1)
These values assume that the fair market value of the Class B common stock underlying certain of the RSUs and options, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. Each share of Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder or upon certain transfers of such shares.

(2)
The aggregate value realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our Class B common stock, assumed to be equal to our Class A common stock as described in footnote (1) above, on the date of exercise and the aggregate exercise price of the option.

(3)
The aggregate value realized upon the vesting and settlement of an RSU represents the aggregate market price of the shares of our Class A common stock or Class B common stock (which is assumed to be equal to our Class A common stock as described in footnote (1) above) on the date of settlement.

(4)	Consists of 1,100,000 shares of Class B common stock issued upon exercise of stock options held by Sheryl K. Sandberg, Trustee of Sheryl K. Sandberg Revocable Trust UTA, dated September 3, 2004.

(5)
Consists of 795,049 shares of Class B common stock issued upon exercise of stock options held by Mr. Schroepfer and Erin Hoffman, Co-Trustees of the HS Trust U/A/D 9/28/11 and 26,940 shares of Class B common stock issued upon exercise of stock options held by Mr. Schroepfer and Erin Hoffmann, Co-Trustees of the Clover Irrevocable Nonexempt Trust U/A/D 6/27/11.

Employment Agreements and Offer Letters
We have entered into employment agreements or offer letters with each of the named executive officers. These agreements provide for at-will employment and generally include the named executive officer's initial base salary, and an indication of eligibility for an annual cash incentive award opportunity. In addition, each of our named executive officers has executed a form of our standard confidential information and invention assignment agreement.
Mark Zuckerberg
We entered into an amended and restated offer letter with Mr. Zuckerberg, our founder, Chairman, and CEO, in January 2012. This offer letter agreement has no specific term and constitutes at-will employment. Mr. Zuckerberg's annual base salary as of December 31, 2018 was $1, and he is not eligible to receive bonus compensation under our Bonus Plan.
Sheryl K. Sandberg
We entered into an amended and restated employment agreement with Ms. Sandberg, our COO and a member of our board of directors, in January 2012. The employment agreement has no specific term and constitutes at-will employment. Ms. Sandberg's annual base salary as of December 31, 2018 was $850,000, and she is eligible to receive semi-annual bonus compensation under our Bonus Plan.
David M. Wehner
We entered into an amended and restated offer letter with Mr. Wehner, our CFO, in August 2014. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Wehner's annual base salary as of December 31, 2018 was $760,000, and he is eligible to receive semi-annual bonus compensation under our Bonus Plan.
Christopher K. Cox
We entered into an amended and restated offer letter with Mr. Cox, our former CPO, in May 2014. The offer letter agreement had no specific term and constituted at-will employment. Mr. Cox's annual base salary as of December 31, 2018 was $760,000, and he was eligible to receive semi-annual bonus compensation under our Bonus Plan. Mr. Cox resigned from his position as our Chief Product Officer in April 2019. We entered into an advisory services agreement with Mr. Cox in April 2019, under which Mr. Cox will serve as a strategic advisor to us through 2019 for a fee of $10,000 per month.
Mike Schroepfer
We entered into an amended and restated offer letter with Mr. Schroepfer, our CTO, in January 2012. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Schroepfer's annual base salary as of December 31, 2018 was $760,000, and he is eligible to receive semi-annual bonus compensation under our Bonus Plan.
Potential Payments upon Termination or Change in Control
None of our named executive officers is entitled to payments or acceleration of vesting with respect to equity awards held by such named executive officers in connection with a termination or a change in control.
Limitations on Liability and Indemnification Matters
Our restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director's duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.
Our restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and executive officers made or threatened to be made a party to an action or proceeding, by reason of the fact that he or she serves or served in such capacity at our request to the maximum extent not prohibited by the Delaware General Corporation Law or any other applicable law and allow us to indemnify other officers, employees, and other agents as set forth in the Delaware General Corporation Law or any other applicable law.
We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, executive officers, and other key employees, in addition to the indemnification provided for in our restated certificate of incorporation, amended and restated bylaws and other applicable law. These agreements, among other things, require us to indemnify our directors, executive officers, and other key employees for certain expenses, including attorneys’ fees, judgments, penalties, fines, and settlement amounts actually and reasonably incurred by such person in any action or proceeding arising out of their services to us, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request, including liability arising out of negligence or active or passive wrongdoing by the officer, director or employee. We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons such as directors, officers and key employees. We also maintain directors' and officers' liability insurance.
The limitation of liability and indemnification provisions in our restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (Securities Act), may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
CEO Pay Ratio
For the year ended December 31, 2018:

•	the median of the annual total compensation of all employees of our company (other than our CEO) was $228,651; and

•	the annual total compensation of our CEO was $22,554,543.

Based on this information, for 2018, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 99:1. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.
As permitted by SEC rules, to identify our median employee for 2018, we selected total direct compensation as our consistently applied compensation measure, which we calculated as actual salary paid to our employees for 2018 (including overtime for hourly employees), actual bonus or sales commission earned by our employees in 2018, and the value of equity awards granted to our employees in 2018. Further, we used October 31, 2018 to determine our employee population and used the consistently applied compensation measure as described above to determine our median employee. In determining this population, we included all worldwide full-time and part-time employees other than our CEO. We did not include any contractors or workers employed through a third-party provider in our employee population. For employees paid in other than U.S. dollars, we converted their compensation to U.S. dollars using the exchange rates used by us for various purposes in effect on October 31, 2018.

Based on this approach, we selected the individual who represented the median employee for 2018. We then calculated the annual total compensation for this individual using the same methodology we used for our named executive officers in our 2018 Summary Compensation Table. Although we identified a new median employee for 2018, our calculation methodology for 2018 was the same methodology used to calculate our 2017 pay ratio.
During 2018, Mr. Zuckerberg served as our CEO, and per his request received $1 in salary. He does not participate in our Bonus Plan nor did he receive any equity awards. Therefore, his annual total compensation as reported in our 2018 Summary Compensation Table consisted almost entirely of costs related to personal security for Mr. Zuckerberg at his residences and during personal travel pursuant to his overall security program, his annual security allowance, and costs related to personal usage of private aircraft. For more information regarding these matters, see "Executive Compensation—Compensation Discussion and Analysis—Perquisites and Other Benefits."
Securities Authorized for Issuance Under Equity Compensation Plans
The following table summarizes compensation plans under which our equity securities are authorized for issuance as of December 31, 2018.

Plan Category	(a) Total Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(2)	68,435,043	$13.74	83,368,827
Equity compensation plans not approved by security holders	N/A	N/A	N/A
____________________________________

(1)	The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs, since RSUs have no exercise price.

(2)	Prior to our initial public offering, we granted awards under our 2005 Stock Plan. Following our initial public offering, we granted awards under our 2012 Equity Incentive Plan.

REPORT OF THE COMPENSATION & GOVERNANCE COMMITTEE
This report of the compensation & governance committee is required by the Securities and Exchange Commission (SEC) and, in accordance with the SEC's rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (Securities Act), or under the Securities Exchange Act of 1934, as amended (Exchange Act), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed "soliciting material" or "filed" under either the Securities Act or the Exchange Act.
Our compensation & governance committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the compensation & governance committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
THE COMPENSATION & GOVERNANCE COMMITTEE
Susan D. Desmond-Hellmann
Reed Hastings (Chair)
Peter A. Thiel

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2019, for:

•	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of Class A common stock or Class B common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission (SEC). Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the following table have sole voting and investment power with respect to all shares of Class A common stock or Class B common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 2,404,077,866 shares of Class A common stock and 452,157,146 shares of Class B common stock outstanding at March 31, 2019. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, restricted stock units (RSUs) or other convertible securities held by that person that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of March 31, 2019. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the following table is c/o Facebook, Inc., 1601 Willow Road, Menlo Park, California 94025.

Name of Beneficial Owner	Shares Beneficially Owned				% of Total Voting Power(1)
	Class A		Class B
	Shares	%	Shares	%
Named Executive Officers, Directors, and Nominees:
Mark Zuckerberg(2)	12,178,053	*	365,723,786	80.9	53.0
Shares subject to voting proxy(3)	—	—	32,595,276	7.2	4.7
Total(2)(3)	12,178,053	*	398,319,062	88.1	57.7
Sheryl K. Sandberg(4)	1,352,888	*	770,000	*	*
David M. Wehner(5)	83,800	*	—	—	*
Christopher K. Cox(6)	362,848	*	—	—	*
Mike Schroepfer(7)	960,583	*	—	—	*
Marc L. Andreessen(8)	284,964	*	379,429	*	*
Erskine B. Bowles(9)	29,898	*	—	—	*
Kenneth I. Chenault(10)	2,104	*	—	—	*
Susan D. Desmond-Hellmann(11)	32,854	*	—	—	*
Reed Hastings(12)	137,091	*	—	—	*
Peter A. Thiel(13)	63,550	*	54,995	*	*
Jeffrey D. Zients(14)	1,640	*	—	—	*
Peggy Alford(15)	420	*	—	—	*
All current executive officers and directors as a group (13 persons)(16)	15,336,216	*	399,538,474	88.2	57.8
Other 5% Stockholders:
Dustin Moskovitz(17)	—	—	32,595,276	7.2	4.7
Eduardo Saverin(18)	7,505,009	*	45,928,139	10.2	6.7
Entities affiliated with BlackRock(19)	151,675,571	6.3	—	—	2.2
Entities affiliated with Vanguard(20)	176,437,337	7.3	—	—	2.5
___________________________________

*	Less than 1%.

(1)
Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share.

(2)
Consists of (i) 5,676,058 shares of Class B common stock held of record by Mark Zuckerberg, Trustee of The Mark Zuckerberg Trust dated July 7, 2006 (2006 Trust); (ii) 11,398,356 shares of Class A common stock and 1,908,602 shares of Class B common stock held of record by Mark Zuckerberg, Trustee and Settlor of the Chan Zuckerberg Foundation; (iii) 206,000 shares of Class A common stock held of record by Chan Zuckerberg Advocacy (CZA); (iv) 254,066 shares of Class A common stock held of record by Mark Zuckerberg, Trustee of The Mark Zuckerberg 2014 GRAT No. 2 dated May 8, 2014; (v) 319,631 shares of Class A common stock held of record by Mark Zuckerberg, Trustee of The Mark Zuckerberg 2014 GRAT No. 3 dated May 8, 2014; and (vi) 358,139,126 shares of Class B common stock held of record by CZI Holdings, LLC (CZI). The 2006 Trust is the sole member of CZI. Mr. Zuckerberg is the sole trustee of the 2006 Trust and, therefore, is deemed to have sole voting and investment power over the securities held by CZI. Mr. Zuckerberg has sole voting and investment power over the securities held by CZA.

(3)
Consists of shares of our Class B common stock beneficially owned by Mr. Moskovitz over which, except under limited circumstances, Mr. Zuckerberg holds an irrevocable proxy, pursuant to a voting agreement between Mr. Zuckerberg, us, and Mr. Moskovitz with respect to certain matters, as indicated in footnote (17) below. We do not believe that the parties to the voting agreement constitute a "group" under Section 13 of the Securities Exchange Act of 1934, as amended, as Mr. Zuckerberg exercises voting control over these shares.

(4)
Consists of (i) 1,272,127 shares of Class A common stock held of record by Sheryl K. Sandberg, Trustee of Sheryl K. Sandberg Revocable Trust UTA dated September 3, 2004; (ii) 770,000 shares of Class B common stock issuable upon exercise of options exercisable within 60 days of March 31, 2019; and (iii) 80,761 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2019.

(5)
Consists of (i) 46,014 shares of Class A common stock held of record by Mr. Wehner and (ii) 37,786 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2019.

(6)
Consists of (i) 88,741 shares of Class A common stock held of record by Mr. Cox; (ii) 74,107 shares of Class A common stock held of record by Christopher Cox, Trustee of the Christopher K. Cox 2017 Annuity Trust u/a/d 10/24/2017; (iii) 125,893 shares of Class A common stock held of record by the Christopher K. Cox 2018 Annuity Trust II U/A dtd 12/19/2018; and (iv) 74,107 shares of Class A common stock held of record by the Christopher K. Cox 2018 Annuity Trust III U/A dtd 12/19/2018. Mr. Cox resigned from his position as our Chief Product Officer in April 2019. All of Mr. Cox's unvested RSUs as of his termination date of April 5, 2019 were cancelled on his termination date and, therefore, none of the shares of Class A common stock and Class B common stock underlying such RSUs that were outstanding as of March 31, 2019 will vest or settle following March 31, 2019.

(7)
Consists of (i) 329,740 shares of Class A common stock held of record by Mr. Schroepfer; (ii) 14,682 shares of Class A common stock held of record by Erin Hoffmann, Trustee of The Erin Hoffmann 2017 Annuity Trust U/A/D 6/29/2017; (iii) 14,682 shares of Class A common stock held of record by Michael Schroepfer, Trustee of The Michael Schroepfer 2017 Annuity Trust U/A/D 6/29/2017; (iv) 36,500 shares of Class A common stock held of record by Erin Hoffmann, Trustee of The Erin Hoffmann 2018 Annuity Trust U/A/D 11/15/2018; (v) 36,500 shares of Class A common stock held of record by Michael Schroepfer, Trustee of The Michael Schroepfer 2018 Annuity Trust U/A/D 11/15/2018; (vi) 473,930 shares of Class A common stock held of record by Mr. Schroepfer and Erin Hoffmann as Co-Trustees of the HS Trust U/A/D 9/28/2011; and (vii) 54,549 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2019.

(8)
Consists of (i) 4,530 shares of Class A common stock held of record by The Andreessen 1996 Living Trust (The Andreessen Living Trust); (ii) 174,859 shares of Class A common stock held of record by the LAMA Community Trust (LAMA); (iii) 103,935 shares of Class A common stock held of record by Andreessen Horowitz Fund III, L.P., as nominee (AH Fund); (iv) 224,239 shares of Class B common stock to be received by AH Fund upon release of such shares from escrow in connection with our acquisition of Oculus VR, Inc. (Oculus); (v) 155,190 shares of Class B common stock to be received by AH Parallel Fund III, L.P., as nominee (AHPF), upon release of such shares from escrow in connection with our acquisition of Oculus; and (vi) 1,640 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2019. Mr. Andreessen and JPMorgan Chase Bank, N.A. (successor-in-interest to J.P. Morgan Trust Company, N.A.) are the trustees of The Andreessen Living Trust and may be deemed to share voting and investment power over the securities held by The Andreessen Living Trust. Mr. Andreessen and Laura Arrillaga-Andreessen are the trustees of LAMA and may be deemed to share voting and investment power over the securities held by LAMA. AH Equity Partners III, L.L.C. (AHEP) is the general partner of AH Fund. Mr. Andreessen is one of the managing members of AHEP and, therefore, may be deemed to share voting and investment power over the securities held by AH Fund. AH Equity Partners III (Parallel), L.L.C. (AHEP (Parallel)) is the general partner of AHPF. Mr. Andreessen is one of the managing members of AHEP (Parallel) and, therefore, may be deemed to share voting and investment power over the securities held by AHPF. The address of The Andreessen Living Trust, LAMA, AH Fund, and AHPF is 2865 Sand Hill Road, Suite 101, Menlo Park, California 94025.

(9)
Consists of (i) 28,258 shares of Class A common stock held of record by Mr. Bowles and (ii) 1,640 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2019.

(10)
Consists of (i) 464 shares of Class A common stock held of record by Mr. Chenault and (ii) 1,640 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2019.

(11)
Consists of (i) 31,214 shares of Class A common stock held of record by Nicholas S. Hellmann and Susan D. Desmond-Hellmann as the co-trustees of the Hellmann Family Trust and (ii) 1,640 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2019.

(12)
Consists of (i) 87,605 shares of Class A common stock held of record by Mr. Hastings; (ii) 47,846 shares of Class A common stock held of record by the Hastings-Quillin Family Trust dated 05/13/1996 (Hastings Trust); and (iii) 1,640 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2019. Mr. Hastings is one of the trustees of the Hastings Trust.

(13)
Consists of (i) 8,308 shares of Class A common stock held of record by Mr. Thiel; (ii) 53,602 shares of Class A common stock held of record by Rivendell One LLC (Rivendell); (iii) 41,631 shares of Class B common stock to be received by The Founders Fund IV, LP (FFIV) upon release of such shares from escrow in connection with our acquisition of Oculus; (iv) 13,364 shares of Class B common stock to be received by The Founders Fund IV Principals Fund, LP (FFIVPF) upon release of such shares from escrow in connection with our acquisition of Oculus; and (iv) 1,640 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2019. Mr. Thiel is the beneficial owner of Rivendell and has voting and investment power over the securities held by Rivendell. Mr. Thiel is a managing member of the general partner of each of FFIV and FFIVPF, and, therefore, may be deemed to have voting and investment power over the securities held by these entities.

(14)	Consists of 1,640 shares of Class A common stock issuable to Mr. Zients upon the settlement of RSUs releasable within 60 days of March 31, 2019.

(15)	Consists of 420 shares of Class A common stock held of record jointly by Ms. Alford and her spouse.

(16)
Consists of (i) 15,105,861 shares of Class A common stock; (ii) 398,753,486 shares of Class B common stock; (iii) 770,000 shares of Class B common stock issuable upon exercise of options exercisable within 60 days of March 31, 2019; and (iv) 230,775 shares of Class A common stock and 14,988 shares of Class B common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2019.

(17)
Consists of (i) 25,764,421 shares of Class B common stock held of record by Dustin A. Moskovitz, Trustee of The Dustin A. Moskovitz Trust dated December 27, 2005 (Moskovitz 2005 Trust) and (ii) 6,830,855 shares of Class B common stock held of record by Tom Van Loben Sels, Trustee of the Dustin Moskovitz Remainder Interest Trust dated March 10, 2018 (Moskovitz 2018 Trust). Mr. Moskovitz is trustee, co-trustee, grantor, or beneficiary of the Moskovitz 2005 Trust and the Moskovitz 2018 Trust. The address of Mr. Moskovitz is 394 Pacific Avenue, 2nd Floor, San Francisco, California 94111. All of the shares of Class B common stock held by the Moskovitz 2005 Trust and the Moskovitz 2018 Trust are subject to a voting agreement in favor of Mr. Zuckerberg referred to in footnote (3) above. Mr. Moskovitz did not respond to our request for ownership information with respect to our Class A common stock in connection with the preparation of this proxy statement and we are not affiliated with Mr. Moskovitz or any other person that has access to such ownership information, so this disclosure is based on information obtained from our transfer agent and other information available to us as of March 31, 2019.

(18)
Consists of (i) 7,505,009 shares of Class A common stock and 44,428,139 shares of Class B common stock held of record by Mr. Saverin and (ii) 1,500,000 shares of Class B common stock held of record by Lightgrid Holdings Limited (Lightgrid). Mr. Saverin is the beneficial owner of Lightgrid and has sole voting and investment power over the securities held by Lightgrid. The foregoing does not include information relating to the shares of Class A common stock or Class B common stock over which Mr. Saverin has direct or indirect economic interest but has no voting or investment power. The address of Mr. Saverin and Lightgrid is c/o 9 Raffles Place, #42-02 Republic Plaza, Singapore 048619.

(19)
Based on information reported by BlackRock, Inc. on Schedule 13G/A filed with the SEC on February 11, 2019. Of the shares of Class A common stock beneficially owned, BlackRock, Inc. reported that it has sole dispositive power with respect to all shares and sole voting power with respect to 131,806,643 shares. BlackRock, Inc. listed its address as 55 East 52nd Street, New York, New York 10055.

(20)
Based on information reported by The Vanguard Group on Schedule 13G/A filed with the SEC on February 11, 2019. Of the shares of Class A common stock beneficially owned, The Vanguard Group reported that it has sole dispositive power with respect to 173,006,451 shares, shared dispositive power with respect to 3,430,886 shares, sole voting power with respect to 2,957,166 shares, and shared voting power with respect to 531,088 shares. The Vanguard Group listed its address as 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

RELATED PARTY TRANSACTIONS
Since January 1, 2018, aside from the executive officer and director compensation arrangements discussed in "Executive Officers, Directors, and Corporate Governance" and "Executive Compensation" above, we did not have any transactions to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, director nominees, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.
Review, Approval or Ratification of Transactions with Related Parties
We have adopted a related-party transactions policy to comply with Section 404 of the Securities Exchange Act of 1934, as amended, under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our audit & risk oversight committee. If the related party is, or is associated with, a member of our audit & risk oversight committee, the transaction must be reviewed and approved by our compensation & governance committee. Any request for us to enter into a transaction with a related party must first be presented to our legal department for review. Our legal department then refers any transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect material interest to our audit & risk oversight committee for review, consideration and approval. If advance approval of a transaction between a related party and our company was not feasible or was not obtained, the transaction must be submitted to the legal department for review as soon as reasonably practicable for determination of whether the transaction constituted a related-party transaction. The legal department then refers such transaction to the audit & risk oversight committee, at which time the audit & risk oversight committee considers whether to ratify and continue, amend and ratify, or terminate or rescind such related-party transaction.

REPORT OF THE AUDIT & RISK OVERSIGHT COMMITTEE
This report of the audit & risk oversight committee is required by the Securities and Exchange Commission (SEC) and, in accordance with the SEC's rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (Securities Act), or under the Securities Exchange Act of 1934, as amended (Exchange Act), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed "soliciting material" or "filed" under either the Securities Act or the Exchange Act.
The principal purpose of the audit & risk oversight committee is to assist the board of directors in its general oversight of our accounting practices, system of internal controls, audit processes and financial reporting processes. The audit & risk oversight committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The audit & risk oversight committee's function is more fully described in its charter.
Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Ernst & Young LLP (EY), our independent registered public accounting firm for 2018, was responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and as to the effectiveness of our internal control over financial reporting.
The audit & risk oversight committee has reviewed and discussed our audited financial statements for the year ended December 31, 2018 with management and with EY. These audited financial statements are included in our Annual Report on Form 10-K for the year ended December 31, 2018 (Annual Report).
The audit & risk oversight committee has also discussed with EY the matters required to be discussed by Auditing Standard No. 1301 adopted by the Public Company Accounting Oversight Board (United States) regarding "Communications with Audit Committees."
The audit & risk oversight committee also has received and reviewed the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY's communications with the audit & risk oversight committee concerning independence, and has discussed with EY its independence from us.
Based on the review and discussions described above, the audit & risk oversight committee recommended to the board of directors that the audited financial statements be included in the Annual Report for filing with the SEC.
THE AUDIT & RISK OVERSIGHT COMMITTEE
Marc L. Andreessen
Erskine B. Bowles
Kenneth I. Chenault
Jeffrey D. Zients (Chair)

STOCKHOLDER ENGAGEMENT AND COMMUNICATIONS
At Facebook, we believe that effective corporate governance includes regular, transparent, and constructive communication with our stockholders. Throughout the year, we engage with a significant portion of our stockholders, including our top institutional investors. Through these outreach efforts, we discuss topics of interest to our stockholders, including, among other things, our operating performance, strategy, corporate governance, and environmental and social topics. We do this as part of our commitment to be responsive to stockholders and to hear stockholder insights into emerging issues and feedback on our efforts. More information about investor relations is available on our website at https://investor.fb.com.

Stockholders may contact our board of directors about bona fide issues or questions about Facebook by sending a letter to the following address: c/o Facebook, Inc., 1601 Willow Road, Menlo Park, California, 94025, Attention: Board of Directors. Each communication should specify the applicable addressee or addressees to be contacted, the general topic of the communication, and the class and number of shares of our stock that are owned of record (if a record holder) or beneficially. If a stockholder wishes to contact the independent members of the board of directors, the stockholder should address such communication to the attention of the Lead Independent Director at the address above. Our legal department will initially receive and process communications before forwarding them to the addressee, and generally will not forward a communication that is unrelated to the duties and responsibilities of the board of directors, including communications the legal department determines to be primarily commercial in nature, related to an improper or irrelevant topic, or a request for general information about the company, its products, or services. In addition, material that is unduly hostile, threatening, illegal, or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

GOVERNANCE, TRANSPARENCY, AND DIVERSITY AT FACEBOOK
Governance
We are committed to sound corporate governance practices and encouraging effective policy and decision making at both the board of directors and management level.
We publish our governance documents on our website at http://investor.fb.com/governance.cfm, including our certificate of incorporation, bylaws, committee charters, corporate governance guidelines, code of conduct, and stock ownership guidelines. Our corporate governance guidelines serve as a framework to assist our board of directors in the exercise of its governance responsibilities, and address board and committee composition, responsibilities, and compensation, among other matters. Our code of conduct provides guidelines for business conduct and applies to members of our board of directors, our executive officers, employees, contractors, consultants, and others working on our behalf. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendment to, or waiver from, a provision of our code of conduct by posting such information on our website at the address specified above.
Transparency
Transparency allows people to hold us accountable and judge our progress. We are committed to increasing transparency across our business.
Our goal is to make Facebook a place for open and authentic communication, while safeguarding people's private information and keeping our platform safe for everyone. We publish our Community Standards to help people understand our policies and what type of content is allowed on Facebook. Since 2018, we have also published internal guidelines our teams use to enforce those standards. In 2019, we announced that we will publish a new section on our Community Standards website where people can track the policy updates we make each month. Our comprehensive Community Standards are available at https://facebook.com/communitystandards. In addition, our Chairman and CEO, Mark Zuckerberg, published an in-depth note about our approach to content governance and enforcement in 2018, available at https:/facebook.com/10156443129621634.
We publish regular reports to give our community visibility into how we enforce policies, respond to data requests, protect intellectual property, and monitor temporary Internet disruptions that impact the availability of Facebook products. Our Transparency Reports are available at https://transparency.facebook.com. In 2018, we published our first Community Standards Enforcement Report to track our progress on enforcing our content policies, available at https://transparency.facebook.com/community-standards-enforcement. In this twice-annual report, we disclose the prevalence of violating content, the amount of content we take action on, and the amount of content we find proactively before people report it. We plan to hold conference calls with media after we issue each such report and, by 2020, we expect to publish our enforcement reports quarterly.
To further enhance transparency and provide detail on how we address complex issues facing our platform, we maintain a blog called Hard Questions. Our Hard Questions blog is available at http://hardquestions.fb.com. Past posts have covered topics such as privacy, free expression, elections, hate speech, terrorism, and our content review process. We also post company updates in our Newsroom at https://newsroom.fb.com and on Mark Zuckerberg's Facebook Page at https://www.facebook.com/zuck.
Diversity & Inclusion
We are committed to building a workforce that is as diverse as the communities we serve. We support an open culture and encourage our workforce to bring their authentic selves to work.
We publish our global gender diversity and U.S. ethnic diversity workforce data annually. Our diversity report for 2018 is available at https://www.facebook.com/careers/diversity-report. To support our goals of diversifying our workforce, we globally rolled out our Diverse Slate Approach, which sets the expectation that hiring managers will consider candidates from underrepresented backgrounds when interviewing for an open position. We have seen steady increases in hiring rates for underrepresented people since we started testing this approach in 2015. We also continue to expand our recruiting team and develop internship programs for women and minorities. Over 500 students have graduated from Facebook University, our training program for college freshmen from underrepresented groups with an interest in STEM/CS. Many have returned to work at Facebook.

We believe retention, people development, and inclusion are just as crucial as recruiting. This is why we invest in our thriving Facebook Resource Groups and our annual Community events such as Women's Community Summit, Black Community Summit, Latin Community Summit, and Pride Community Summit. These all help build community and support professional development. They are designed to empower, inspire, and provide resources to help our people grow professionally. We encourage all employees to take our "Managing Unconscious Bias" training to help reduce the effects of bias in the workplace and to help employees better understand diverse perspectives. In 2015, we made this training available publicly at https://managingbias.fb.com. We have since added many new internal programs, including: Managing Inclusion and Be The Ally. Managing Inclusion trains managers to understand the issues that affect underrepresented communities and to actively solicit input from people who may feel excluded. Be The Ally gives everyone at Facebook the common language, tools, and space to identify when someone may be experiencing bias and to stand up in support of them.
We are committed to a policy of inclusiveness and to pursuing diversity in terms of background and perspective when evaluating candidates for membership on our board of directors. Under our corporate governance guidelines, it is the policy of our board of directors to consider candidates with diverse backgrounds in terms of knowledge, experience, skills, and other characteristics, and to ensure that the initial list of candidates from which new director nominees are chosen includes candidates with a diversity of race, ethnicity, and gender. Our corporate governance guidelines are available at http://investor.fb.com/governance.cfm.
We are also committed to promoting diversity among the companies that do business with Facebook. We believe that having diverse suppliers helps us build better products for our global community. Through our Supplier Diversity Program, we connect qualified diverse-owned businesses to our community while also helping these companies grow their businesses by using our apps and services. We publish information on our Supplier Diversity Program at https://www.facebook.com/suppliers/diversity.

SUSTAINABILITY AND SOCIAL GOOD AT FACEBOOK
Sustainability
We are committed to fighting climate change and we embrace our responsibility and opportunity to impact the world beyond our operations.
We believe sustainability is about minimizing the impact of our energy, emissions, and water usage, protecting workers and the environment in our supply chain, and partnering with others around us to develop and share solutions for a more sustainable world.
We have set aggressive goals to reduce our greenhouse gas emissions by 75 percent and support our operations with 100 percent renewable energy by 2020. We prioritize water stewardship, and our data centers are among the most energy and water-efficient facilities in the world. We also use rigorous sustainable design standards so that our facilities are constructed with responsible materials, utilize natural daylight, and are energy and water conscious. Many of our buildings, including all of our data centers, have achieved sustainable design certifications.
As a global platform, we know we can make a significant impact and are eager to work with partners who share our mission such as We Are Still In, Open Compute Project, Renewable Energy Buyers Alliance, and Responsible Business Alliance.
We publish information on our sustainability efforts at https://sustainability.fb.com.
Social Good
We are committed to developing tools and initiatives to help people make an impact in their neighborhoods and around the world.
Our charitable giving tools, including fundraisers and the donate button in posts, on Pages, and in Live, allow our community to come together quickly to raise money for causes they care about and in times of need. People have raised over $1 billion on Facebook for nonprofit and personal causes around the world. In 2018, people came together on Giving Tuesday to raise over $125 million to support the causes they care about. We publish information on our charitable giving tools at https://donations.fb.com.
We offer other tools to help people in times of need. Our Crisis Response tools enable people to let friends and family know they are safe, give or find help, learn and share more about what is happening, and help communities recover. In 2018, the community used Facebook's Crisis Response for over 300 crises in more than 80 countries. We publish information on Crisis Response at https://www.facebook.com/about/crisisresponse. We also partner with the National Center for Missing and Exploited Children, the International Centre for Missing & Exploited Children, AMBER Alert EU, Child Alert, and national police departments to distribute AMBER alerts to the Facebook community.
We are also focused on building tools that help improve people's health and wellbeing by connecting them with the right groups, information, and opportunities to make a difference. In 2017, Facebook launched a blood donation feature in India to make it easier for people to donate when there is need. Over the last year, we have rolled out the product in Bangladesh, Pakistan, and Brazil.
Our tools help build informed and civically engaged communities. People use Facebook to advocate for causes they care about by contacting their elected officials, launching fundraisers, starting Groups, and more. In 2019, we launched Community Actions, a tool that people can use to launch proposals to address important issues in their community. Community Actions provides another way for people to advocate for changes and partner with elected officials and government agencies on solutions. Community Actions is available at https://www.facebook.com/action.
People also use Facebook to connect with people for mentorship. In 2019, we began expanding Mentorship to all Facebook Groups to make it easier for people to achieve their goals by connecting one-on-one with others in their community who have the experience or expertise to help.

PROPOSAL ONE:

ELECTION OF DIRECTORS
The following individuals are nominated for election to the board of directors at the Annual Meeting, all of whom are currently serving on our board of directors except for Ms. Alford:

•	Peggy Alford

•	Marc L. Andreessen

•	Kenneth I. Chenault

•	Susan D. Desmond-Hellmann

•	Sheryl K. Sandberg

•	Peter A. Thiel

•	Jeffrey D. Zients

•	Mark Zuckerberg
Directors will be elected by a plurality of the votes of the shares of our Class A common stock and Class B common stock present in person or represented by proxy at the 2019 Annual Meeting of Stockholders and entitled to vote on the election of directors, which means that the eight nominees receiving the highest number of affirmative votes will be elected. If elected, each of these individuals will serve until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as our board of directors may determine. We are not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director. Messrs. Bowles and Hastings, who are currently serving on our board of directors, are not nominated for election at the Annual Meeting and their terms as directors will end at the Annual Meeting. We thank Messrs. Bowles and Hastings for their distinguished service.
Unless otherwise provided by law, any vacancy on the board of directors, including a vacancy created by an increase in the authorized number of directors, may be filled by the stockholders, by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.
The relevant experiences, qualifications, attributes, or skills of each nominee that led our board of directors to recommend the above persons as a nominee for director are described in the section entitled "Executive Officers, Directors, and Corporate Governance."
The board of directors recommends a vote FOR the election of each of the nominated directors.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit & risk oversight committee of the board of directors has selected Ernst & Young LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2019, and recommends that the stockholders vote for ratification of such appointment. Ernst & Young LLP has been engaged as our independent registered public accounting firm since 2007. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 will be determined by the vote of a majority of the voting power of the shares present or represented at the 2019 Annual Meeting of Stockholders (Annual Meeting) and voting affirmatively or negatively on the proposal. In the event of a negative vote on such ratification, the audit & risk oversight committee will reconsider its appointment. We expect representatives of Ernst & Young LLP to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.
Audit and Related Fees
The following table sets forth the aggregate fees for audit and other services provided by Ernst & Young LLP for the years ended December 31, 2018 and 2017 (in thousands):

	2018	2017
Audit fees(1)	$10,857	$8,194
Audit-related fees(2)	805	534
Tax fees(3)	7,144	6,664
All other fees(4)	5	143
Total fees	$18,811	$15,535
_________________________________
(1) Audit fees consist of the aggregate fees billed for professional services rendered for (i) the audit of our annual financial statements included in our Annual Report on Form 10-K and a review of financial statements included in our Quarterly Reports on Form 10-Q, (ii) services that are normally provided in connection with statutory and regulatory filings or engagements for those years, and (iii) accounting consultations.
(2) Audit-related fees consist of attest services related to information systems.
(3) Tax fees in 2018 include $4.7 million for tax compliance projects and $2.4 million for tax advisory projects. Tax fees in 2017 include $4.3 million for tax compliance projects and $2.4 million for tax advisory projects.
(4) All other fees consist of fees for services other than the services reported in audit fees, audit-related fees, and tax fees.
The audit & risk oversight committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services, and other services. The audit & risk oversight committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the audit & risk oversight committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.
All of the services of Ernst & Young LLP for 2018 and 2017 described above were pre-approved by the audit & risk oversight committee.
The board of directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP.

PROPOSAL THREE:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the rules of the Securities and Exchange Commission (SEC), we are providing stockholders with a non-binding advisory vote on the compensation program for our named executive officers. This non-binding advisory vote is commonly referred to as a "say on pay" vote. The non-binding advisory vote on the compensation program for our named executive officers, as disclosed in this proxy statement, will be determined by the vote of a majority of the voting power of the shares present or represented at the 2019 Annual Meeting of Stockholders and voting affirmatively or negatively on the proposal.

Stockholders are urged to read the "Executive Compensation" section of this proxy statement, which discusses how our executive compensation policies and practices implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers. Our compensation & governance committee and our board of directors believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our goals. Accordingly, our board of directors is asking the stockholders to approve the following resolution at the Annual Meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation awarded to Facebook's named executive officers, as disclosed under SEC rules, including the Compensation Discussion and Analysis, the compensation tables, and related narrative disclosures included in this proxy statement.

As an advisory vote, this proposal is not binding. However, our board of directors and compensation & governance committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The board of directors recommends a vote FOR the approval, on a non-binding advisory basis, of the compensation & governance committee's executive compensation philosophy, policies and determinations for our named executive officers, as described in the "Executive Compensation" section of this proxy statement.

PROPOSAL FOUR:

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

In addition to providing stockholders with a non-binding advisory vote on the compensation program for our named executive officers, and in accordance with the rules of the Securities and Exchange Commission (SEC), we are also providing our stockholders with the opportunity to cast a non-binding advisory vote on how frequently we should seek an advisory vote on the compensation program for our named executive officers. This non-binding advisory vote is commonly referred to as a "say on frequency" vote. Under this proposal, our stockholders may cast a non-binding advisory vote on whether they would prefer to have a vote on the compensation program for our named executive officers every year, every two years, or every three years.

Our board of directors believes that the non-binding advisory vote on the compensation program for our named executive officers should be conducted every three years, for the following reasons:

•
A substantial portion of executive compensation is in the form of long-term equity awards with performance periods of greater than three years. Triennial votes will allow our stockholders to evaluate the effectiveness of such long-term compensation strategies and related business outcomes of our company for the corresponding period, while avoiding over-emphasis on short-term variations in compensation and business results.

•	We believe a triennial vote complements our goal of creating a compensation program that enhances long-term stockholder value.

Stockholders are not voting to approve or disapprove the recommendation of our board of directors. Instead, stockholders may cast a vote on their preferred voting frequency by choosing any of the following four options with respect to this proposal: "one year," "two years," "three years," or "Abstain." For the reasons discussed above, we are asking our stockholders to vote for a frequency of "three years." The option that receives the most votes cast at the 2019 Annual Meeting of Stockholders will be considered by our board of directors in determining the preferred frequency with which we will hold a stockholder vote to approve the compensation program for our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure. We held a non-binding advisory stockholder vote on the compensation program for our named executive officers at our 2016 Annual Meeting of Stockholders. Over 90% of the voting power of shares voted at the 2016 Annual Meeting of Stockholders were cast in favor of our say on pay proposal.

As an advisory vote, this proposal is not binding. However, our board of directors and compensation & governance committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal, and will consider the option that receives the most votes in determining the frequency of future votes on the compensation program for our named executive officers.

The board of directors recommends a vote FOR the option of a vote every three years on the compensation program for our named executive officers.

STOCKHOLDER PROPOSALS
Proposals Five through Twelve (the Stockholder Proposals) are proposals we received from our stockholders. If the proponents of these proposals, or representatives who are qualified under state law, are present at our Annual Meeting and submit the proposals for a vote, then the proposals will be voted upon. The Stockholder Proposals, including any supporting statements, are included exactly as submitted to us by the proponents of these proposals. The board of directors' recommendation on each proposal is presented immediately following our opposing statement to the proposal.

SEC rules require that we provide the proponents with a copy of our opposing statement to their proposal at least 30 days prior to filing definitive copies of our proxy statement and form of proxy with the SEC. Accordingly, we provided the proponents with copies of our opposing statements by March 13, 2019.

We will promptly provide you with the name, address, and, to our knowledge, the number of voting securities held by the proponents of the Stockholder Proposals, upon receiving a written or oral request directed to: Facebook, Inc., 1601 Willow Road, Menlo Park, California 94025, Attention: Corporate Secretary.

PROPOSAL FIVE:
STOCKHOLDER PROPOSAL REGARDING CHANGE IN STOCKHOLDER VOTING
Give Each Share an Equal Vote
RESOLVED:
Shareholders request that our Board take all practicable steps in its control to initiate and adopt a recapitalization plan for all outstanding stock to have one vote per share. We recommend that this be done through a phase-out process in which the board would, at the earliest practicable time, establish fair and appropriate mechanisms through which disproportionate rights of Class B shareholders could be eliminated. This is not intended to unnecessarily limit our Board's judgment in crafting the requested change in accordance with applicable laws and existing contracts.
SUPPORTING STATEMENT:
Since July 2018, Facebook value dropped as much as 40% due to management and Board decisions that have not protected shareholder value. By allowing certain stock more voting power, our company takes public shareholder money but does not provide us an equal voice in our company's governance. Founder Mark Zuckerberg controls over 51% of the vote, though he owns only 13% of the economic value of the firm.
Without equal voting rights, shareholders cannot hold management accountable. This was also apparent in the 2016 vote to approve a non-voting class of stock, described as a move to ensure Mr. Zuckerberg retained control of our Company. Almost 1.5 billion shares of stock voted AGAINST the creation of the non-voting class in 2016, Mr. Zuckerberg’s voting power alone was all that was needed to create the class. In fact, only threat of a lawsuit "by shareholders who claimed that conflicts of interest and other behind-the-scenes discussions tainted a board decision to approve the creation of a new class of shares" was able to incite reversal of the plan.
Our company’s own 10-K describes the risk of the current share system: "Mark Zuckerberg...is able to exercise voting rights with respect to a majority of the voting power of our outstanding capital stock and therefore has the ability to control the outcome of matters submitted to our stockholders for approval...In addition, Mr. Zuckerberg has the ability to control the management and major strategic investments of our company as a result of his position as our CEO and his ability to control the election or replacement of our directors...Mr. Zuckerberg is entitled to vote his shares...in his own interests, which may not always be in the interests of our stockholders generally."
The Council for Institutional Investors (CII) recommends a seven year phase-out of dual class share offerings. The International Corporate Governance Network supports CII’s recommendation "to require to a time-based sunset clause for dual class shares to revert to a traditional one-share/one-vote structure no more than seven years after a company’s IPO date."
Fake news, election interference, and threats to our democracy -- shareholders need more than deny, deflect, and delay. We urge shareholders to vote FOR a recapitalization plan for all outstanding stock to have one vote per share.

FACEBOOK OPPOSING STATEMENT
We are focused on our mission to give people the power to build community and bring the world closer together. If we focus on this mission and build useful and engaging products and services, we believe we will create the most value for our stockholders over the long term. Our board of directors believes that our capital structure contributes to our stability and insulates our board of directors and management from short-term pressures, which allows them to focus on our mission and long-term success.

The vision and leadership of our founder and CEO, Mark Zuckerberg, has guided us from our inception. Mr. Zuckerberg is invested in our long-term success, and under his guidance we have established a track record of creating value for our stockholders and navigating important opportunities and challenges. For example, our recent efforts to improve the safety and security of our community have required significant investment, which has impacted our profitability. This level of investment may not have been possible if our board of directors and CEO were focused on short-term success over the long-term interests of our community and our company.

A majority of the members of our board of directors are independent under applicable SEC and Nasdaq rules, and each of the committees of our board of directors is comprised entirely of independent directors. In addition, Dr. Susan D. Desmond-Hellmann serves as our Lead Independent Director. We believe the independent members of our board of directors provide effective oversight and represent the interests of all stockholders.

The dual class capital structure with two classes of common stock (Class A common stock with one vote per share and Class B common stock with ten votes per share) was implemented in 2009, well before our initial public offering, and all of our investors who purchased shares of our Class A common stock in our initial public offering and after were aware of our capital structure, which is disclosed in detail in our public filings with the SEC.

In addition, our stockholders rejected a substantially similar proposal at each of our last five annual meetings of our stockholders.

We believe that our capital structure is in the best interests of our stockholders and that our current corporate governance structure is sound and effective. Therefore, our board of directors recommends that our stockholders vote against this proposal.

The board of directors recommends a vote AGAINST the stockholder proposal.

PROPOSAL SIX:
STOCKHOLDER PROPOSAL REGARDING AN INDEPENDENT CHAIR
Independent Board Chairperson
Resolved: Shareholders request the Board of Directors adopt as policy, and amend the bylaws as necessary, to require henceforth that the Chair of the Board of Directors, whenever possible, be an independent member of the Board. This independence policy shall apply prospectively so as not to violate any contractual obligations. If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair.
Supporting Statement:
Facebook CEO Mark Zuckerberg has been Board Chair since 2012. His dual-class shareholdings give him approximately 60% of Facebook's voting shares, leaving the board, even with a lead independent director, with only a limited ability to check Mr. Zuckerberg's power. We believe this weakens Facebook's governance and oversight of management. Selecting an independent Chair would free the CEO to focus on managing the Company and enable the Chairperson to focus on oversight and strategic guidance.
The Council of Institutional Investors argues:
Having an independent chair helps the board carry out its primary duty — to monitor the management of the company on behalf of its shareowners. A CEO who also serves as chair can exert excessive influence on the board and its agenda, weakening the board's oversight of management. Separating the chair and CEO positions reduces this conflict, and an independent chair provides the clearest separation of power between the CEO and the rest of the board.
Facebook has resisted recent shareholder requests to separate these roles. In 2017, according to our calculations, a similar proposal received the support of 51% of the votes cast when excluding the shares of 13 executives and board members. However, the board has not acted on this important signal from its non-insider shareholders.
Google, Microsoft, Apple, Oracle, and Twitter have separate CEO and chairperson roles. More broadly, 59% of the S&P 1500 separated these roles as of April 2018.
We believe this lack of independent board Chair and oversight has contributed to Facebook missing, or mishandling, a number of severe controversies, increasing risk exposure and costs to shareholders. Examples from past years include:

•	Russian meddling in U.S. elections

•	Sharing personal data of 87 million users with Cambridge Analytica

•	Data sharing with device manufacturers, including Huawei that is flagged by U.S. Intelligence as a national security threat

•	Proliferating fake news

•	Propagating violence in Myanmar, India, and South Sudan

•	Depression and other mental health issues, including stress and addiction

•	Allowing advertisers to exclude black, Hispanic, and other "ethnic affinities" from seeing ads.

In apologies, Mr. Zuckerberg has stated, "We didn't take a broad enough view of our responsibility." This broader view is what an independent Board Chair would provide, which we believe would benefit the company, its shareholders, and its global community of users.

FACEBOOK OPPOSING STATEMENT
We believe that our current board structure is effective in supporting strong board leadership. Implementing the proposal is unnecessary because the leadership structure of our board of directors already provides for independent leadership and oversight of management. Dr. Desmond-Hellmann currently serves as our Lead Independent Director. Our Lead Independent Director role includes the following authority and responsibilities, as described in greater detail in the section of this proxy statement entitled "Executive Officers, Directors, and Corporate Governance":

•	presiding at all meetings of the board of directors at which the Chairman is not present, including executive sessions of the independent directors;

•	calling separate meetings of the independent directors or special meetings of the full board of directors;

•	facilitating discussion and open dialogue among the independent directors during meetings of the board of directors, executive sessions, and otherwise;

•	serving as principal liaison between the independent directors and the Chairman;

•	providing the Chairman with feedback and counsel concerning his interactions with the board of directors;

•	providing leadership to the board of directors if circumstances arise in which the role of the Chairman may be, or may be perceived to be, in conflict;

•	coordinating with the Chairman to set the agenda for meetings of the board of directors, taking into account input from other independent directors; and

•
leading our board of directors in governance matters in coordination with our compensation & governance committee, including the evaluation of the performance of the CEO, the selection of committee chairs and memberships, and our annual board of directors and committee self-evaluations.

We believe that the role of the Lead Independent Director, including certain changes and enhancements that were recently adopted following a review by our compensation & governance committee, facilitates effective representation of the interests of all stockholders. Further, a majority of our directors are independent, and we have audit & risk oversight and compensation & governance committees comprised solely of independent directors.

Our board of directors currently has no established policy on whether or not to have a non-executive Chair and believes that it should make that judgment based on circumstances and experience. Our board of directors currently believes that the most effective leadership model is that Mr. Zuckerberg, our founder and controlling stockholder, serves as both Chairman and CEO. We believe our board of directors is functioning effectively under its current structure, and that the current structure provides appropriate oversight protections. We do not believe that requiring the Chair to be independent will provide appreciably better direction and performance, and instead could cause inefficiency in board and management function and relations.

In addition, our stockholders rejected a similar proposal at our annual meeting of stockholders in 2017.

We believe that our current board structure is in the best interests of our stockholders. Therefore, our board of directors recommends that our stockholders vote against this proposal.

The board of directors recommends a vote AGAINST the stockholder proposal.

PROPOSAL SEVEN:
STOCKHOLDER PROPOSAL REGARDING MAJORITY VOTING FOR DIRECTORS
Directors to be Elected by Majority Vote
Resolved: Shareholders hereby request that our Board of Directors initiate the appropriate process as soon as possible to amend our Company's articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats. This proposal includes that a director who receives less than such a majority vote be removed from the board immediately or as soon as a replacement director can be qualified on an expedited basis. If such a director has key experience, they can transition to being a consultant or a director emeritus.
Supporting Statement: To provide shareholders a meaningful role in director elections, our Company's current director election standard should be changed from a plurality vote standard to a majority vote standard where only board nominated candidates are on the ballot.
This will establish a more meaningful vote standard for board nominees and could lead to improved performance. Under our Company's current voting system, a director can be elected if all shareholders oppose the director but one shareholder votes FOR, if even by mistake.
More than 89% of the companies in the S&P 500 have adopted majority voting for uncontested elections, as have 67% of the S&P 1500.
During 2018, at Netflix 84.8% of shares voted FOR a similar proposal. At Marriott International 65.3% voted FOR; at Discover Financial Services 79.3% voted FOR; at The Manitowoc Company, 78.9% voted FOR; and at Costco Wholesale 86.8% voted FOR.
BlackRock's proxy voting guidelines include the following: "Majority voting standards assist in ensuring that directors who are not broadly supported by shareholders are not elected to serve as their representatives." Among our Company's largest shareholders: T. Rowe Price Associates and BlackRock both voted FOR 88.9% of shareholder proposals on this topic. SSgA Funds Management voted FOR 100% of such proposals.
Facebook operates essentially as a dictatorship. Mark Zuckerberg controls a majority of the votes using a multi-class share structure with unequal voting rights. Shareholders cannot call special meetings and have no right to act by written consent. A supermajority vote is required to amend certain bylaws. Our Board is locked into an out-dated governance structure that reduces board accountability to shareholders.
Fake news, election interference, threats to our bottom line and our democracy. Shareholders need more than deny, deflect, and delay. We need a real voice through governance reforms, including Majority Vote requirements to elect directors. Please vote FOR.
Directors to be Elected by Majority Vote - Proposal 7

FACEBOOK OPPOSING STATEMENT
We believe that deviating from the plurality voting standard is unnecessary and that our current capital and corporate governance structures are effective.
The policy of our board of directors is to encourage the selection of directors who will contribute to our success and our mission to give people the power to build community and bring the world closer together. As described in greater detail in the section of this proxy statement entitled "Executive Officers, Directors, and Corporate Governance," our board of directors is responsible for nominating members for election to our board of directors and has established policies and procedures to consider candidates with diverse backgrounds in terms of knowledge, experience, skills, and other characteristics, including candidates recommended by directors, stockholders, management, and others. Our board of directors does not distinguish between nominees recommended by stockholders and other nominees.
Under the Delaware General Corporation Law, plurality voting is the default standard for director elections. Plurality voting ensures that companies avoid the uncertainty that would otherwise be caused by board vacancies resulting from elections where directors fail to receive the necessary votes to be elected. Deviating from plurality voting is unnecessary given that stockholders have the ability to express disapproval of corporate policies, strategy, or director candidates through the use of withhold votes. In addition, stockholders have the ability to nominate alternative candidates or make recommendations for nominations directly to the board of directors. Lastly, given our status as a controlled company, there is not a significant practical difference between majority voting and plurality voting for the election of directors.
We believe that our capital structure is in the best interests of our stockholders and that our current corporate governance structure is sound and effective. Therefore, our board of directors recommends that our stockholders vote against this proposal.

The board of directors recommends a vote AGAINST the stockholder proposal.

PROPOSAL EIGHT:
STOCKHOLDER PROPOSAL REGARDING TRUE DIVERSITY BOARD POLICY
True Diversity Board Policy
Resolved, that the shareholders of the Facebook, Inc. (the "Company") request the Board adopt a policy to disclose to shareholders the following:

1.	A description of the specific minimum qualifications that the Board's nominating committee believes must be met by a nominee to be on the board of directors; and

2.	Each nominee's skills, ideological perspectives, and experience presented in a chart or matrix form.

The disclosure shall be presented to the shareholders through the annual proxy statement and the Company's website within six (6) months of the date of the annual meeting and updated on an annual basis.
Supporting Statement
We believe that boards that incorporate diverse perspectives can think more critically and oversee corporate managers more effectively. By providing a meaningful disclosure about potential Board members, shareholders will be better able to judge how well-suited individual board nominees are for the Company and whether their listed skills, experience and attributes are appropriate in light of the Company's overall business strategy.
The Company's compliance with Item 407(c)(2)(v) of SEC Regulation S-K requires it to identify the minimum skills, experience, and attributes that all board candidates are expected to possess.
Ideological diversity contemplates differences in political/policy beliefs.
True diversity comes from diversity of thought. There is ample evidence that the Company — and Silicon Valley generally — operate in ideological hegemony that eschews conservative people, thoughts, and values. This ideological echo chamber can result in groupthink that is the antithesis of diversity. This can be a major risk factor for shareholders.
We believe a diverse board is a good indicator of sound corporate governance and a well-functioning board. Diversity in board composition is best achieved through highly qualified candidates with a wide range of skills, experience, beliefs, and board independence from management.
We are requesting comprehensive disclosures about board composition and what qualifications the Company seeks for its Board, therefore we urge shareholders to vote FOR this proposal.

FACEBOOK OPPOSING STATEMENT

We believe that implementing the proposal is unnecessary because our current disclosures effectively describe our board membership criteria and the experiences, qualifications, attributes, or skills that led our board of directors to recommend each of our current nominees for director.

In 2018, we updated our corporate governance guidelines, which are available on our website at investor.fb.com, regarding our board membership criteria and the role of diversity on our board of directors. The policy of our board of directors is to encourage the selection of directors who will contribute to our success and our mission to give people the power to build community and bring the world closer together.

Facebook is committed to a policy of inclusiveness and to pursuing diversity in terms of background and perspective. As such, when evaluating candidates for nomination as new directors, it is the policy of our board of directors to consider candidates with diverse backgrounds in terms of knowledge, experience, skills, and other characteristics, and to ensure that the initial list of candidates from which new director nominees are chosen includes candidates with a diversity of race, ethnicity, and gender. Our board of directors also periodically reviews its composition to ensure that it appropriately reflects the knowledge, experience, skills, diversity, and other characteristics required to fulfill its duties.

Our board of directors believes that its composition appropriately reflects the knowledge, experience, skills, diversity, and other characteristics required to fulfill its duties. The relevant experiences, qualifications, attributes, or skills that led our board of directors to recommend each of our current nominees for director, are described in the section of this proxy statement entitled "Executive Officers, Directors, and Corporate Governance."

Given our current disclosures concerning our board membership criteria and the composition of our board of directors, our board of directors believes that adoption of the policy contemplated by this proposal is unnecessary and not beneficial to our stockholders. Therefore, our board of directors recommends that our stockholders vote against this proposal.

The board of directors recommends a vote AGAINST the stockholder proposal.

PROPOSAL NINE:
STOCKHOLDER PROPOSAL REGARDING A CONTENT GOVERNANCE REPORT
CONTENT GOVERNANCE
WHEREAS, News of Cambridge Analytica's misappropriation of millions of Facebook users' data preceded a decline in Facebook's stock market capitalization of over 100 billion dollars in March 2018. Another 100-billion plus decline in market value—a record-setting drop—came in July after Facebook's quarterly earnings report reflected increasing costs and decreasing revenue growth.
These abrupt market reactions likely reflect investors' deep concern over the Company's inadequate approach to governing content appearing on its platforms. Shareholders are concerned Facebook's approach to content governance has proven ad hoc, ineffectual, and poses continued risk to shareholder value.
In September 2018 testimony, COO Sheryl Sandberg noted, "Trust is the cornerstone of our business." Yet, trust appears seriously eroded. Pew Research found 44 percent of young Americans have deleted the Facebook app from their phones in the past year, and 74 percent of users have either deleted the app, taken a break from checking the platform, or adjusted privacy settings.
Despite Facebook's recent efforts to increase disclosures and enhance internal compliance and enforcement strategies, abuse and misinformation campaigns continue, implicating issues such as democracy, human rights, and freedom of expression.
Facebook has been called repeatedly to testify before Congress. One Congressman noted, "Facebook can be a weapon for those, like Russia and Cambridge Analytica, that seek to harm us and hack our democracy." In August 2018, Facebook found 652 fake accounts spreading misinformation globally. Facebook's former head of security said misinformation on Facebook shows "America's adversaries believe that it is still both safe and effective to attack U.S. democracy using American technologies."
The United Nations says social media played a "determining role" propagating hate speech in Myanmar, where violence against the Rohingya "bears the hallmarks of genocide." Yet, Facebook "will not reveal exactly how many Burmese speakers are evaluating content." In Germany, researchers found correlation between right-wing anti-refugee sentiment on Facebook and anti-refugee violence. In Libya, armed groups have used Facebook to find opponents and traffic weapons.
Facebook's content governance challenges are complex. ProPublica reported inconsistent enforcement of hate speech, and that "racist or sexist language may survive scrutiny because it is not sufficiently derogatory or violent to meet Facebook's definition of hate speech." In August, Facebook censored valid users organizing against white supremacy.
RESOLVED, The Company publish a report (at reasonable cost, omitting proprietary or legally privileged information) evaluating its strategies and policies on content governance, including the extent to which they address human rights abuses and threats to democracy and freedom of expression, and the reputational, regulatory, and financial risks posed by content governance controversies.
Supporting Statement: Proponents recommend that, in the Company's discretion, the report should consider the relevance of the Universal Declaration of Human Rights, the United Nations' Special Rapporteur reports on Freedom of Expression, and the Santa Clara Principles, which ask companies to disclose the impact of content policies according to:

•	Numbers (posts removed, accounts suspended)

•	Notices (of content removals, account suspensions)

•	Appeals (for users impacted by removals, suspensions

FACEBOOK OPPOSING STATEMENT
We believe that implementing the proposal is unnecessary because our current disclosures provide transparency and detail regarding both our policies around content governance and our progress on enforcing those policies.

Our Community Standards help us prevent real world harm and ensure that people feel safe in our community. We publicize these standards to help people understand our policies and what type of content is allowed on Facebook (https://www.facebook.com/communitystandards). In April 2018, for the first time, we published our internal guidelines that our teams use to enforce our Community Standards (https://newsroom.fb.com/news/2018/04/comprehensive-community-standards). In November 2018, our Chairman and CEO, Mark Zuckerberg, published an in-depth note on content governance and enforcement (https://www.facebook.com/notes/mark-zuckerberg/a-blueprint-for-content-governance-and-enforcement/10156443129621634).

In May 2018, we released our first-ever Community Standards Enforcement Report to track our progress on enforcing our content policies. In this twice-annual report, we disclose the prevalence of violating content, the amount of content we take action on, and the amount of content we find proactively before people report it (https://transparency.facebook.com/community-standards-enforcement). For example, in November 2018, we disclosed that we removed more than 1.2 billion pieces of content for violating our spam policies in the third quarter of 2018. We also disclosed that 99% of terrorist content that we remove, and 96% of the content we remove for nudity, is identified by our systems before anyone reports it. Our broader Transparency Report also includes information on intellectual property infringement, legal and government requests for account data, and internet disruptions (https://transparency.facebook.com). We plan to hold conference calls with media after we issue each such report and, by 2020, we expect to publish our enforcement reports quarterly.

We communicate updates and improvements to our Community Standards in our Newsroom, and in 2017, we launched our Hard Questions blog to further enhance transparency and provide detail on how we address complex issues facing our platform (https://newsroom.fb.com/news/category/hard-questions). Past posts have covered terrorism, hate speech, and our content review process. We continue to invite questions on topics we should address via hardquestions@fb.com.

We also regularly disclose risks and developments relating to content management matters in our financial reporting and filings with the SEC, including in the "Risk Factors" section of our quarterly and annual reports filed with the SEC.

In addition, our stockholders rejected a substantially similar proposal at our annual meeting of stockholders in 2018.

Given the breadth of our previous disclosures concerning our content policies, and our intent to continue to provide transparency around our policies, our board of directors believes that the preparation of the report contemplated by this proposal is unnecessary and not beneficial to our stockholders. Therefore, our board of directors recommends that our stockholders vote against this proposal.

The board of directors recommends a vote AGAINST the stockholder proposal.

PROPOSAL TEN:
STOCKHOLDER PROPOSAL REGARDING MEDIAN GENDER PAY GAP
Gender Pay Equity
Whereas: The World Economic Forum estimates the gender pay gap costs the economy 1.2 trillion dollars annually. The median income for women working full time in the United States is 80 percent of that of their male counterparts. This disparity can equal nearly half a million dollars over a career. The gap for African American and Latina women is 60 percent and 55 percent. At the current rate, women will not reach pay parity until 2059.
United States companies have begun reporting statistically adjusted equal pay for equal work numbers, assessing the pay of men and women performing similar jobs, but mostly ignore median pay gaps. Regulation in the United Kingdom now mandates disclosure of median gender pay gaps. And while Facebook reported a 9.92 percent median hourly pay gap and 41.5 percent median bonus pay gap for its United Kingdom operations, it has not published median information for its global operations.
Facebook reports that women and men receive equal pay for equal work on a statistically adjusted basis. Yet, that statistically adjusted number alone fails to consider how discrimination affects differences in opportunity. In contrast, median pay gap disclosures address the structural bias that affects the jobs women hold, particularly when men hold most higher paying jobs.
Women account for 36 percent of Facebook's global workforce and 30 percent of senior leadership roles. Mercer finds actively managing pay equity "is associated with higher current female representation at the professional through executive levels and a faster trajectory to improved representation."
Research from Morgan Stanley, McKinsey, and Robeco Sam suggests gender diverse leadership leads to superior stock price performance and return on equity. McKinsey states, "the business case for the advancement and promotion of women is compelling." Best practices include "tracking and eliminating gender pay gaps."
Public policy risk is of concern, not only in the United Kingdom, but in the United States as well. The Paycheck Fairness Act pends before Senate. California, Massachusetts, New York, and Maryland have strengthened equal pay legislation. The Congressional Joint Economic Committee reports 40 percent of the wage gap may be attributed to discrimination.
Resolved: Shareholders request Facebook report on the company's global median gender pay gap, including associated policy, reputational, competitive, and operational risks, and risks related to recruiting and retaining female talent. The report should be prepared at reasonable cost, omitting proprietary information, litigation strategy and legal compliance information.
The gender pay gap is defined as the difference between male and female median earnings expressed as a percentage of male earnings (Organization for Economic Cooperation and Development).
Supporting Statement: A report adequate for investors to assess company strategy and performance would include the percentage global median pay gap between male and female employees across race and ethnicity, including base, bonus and equity compensation.

FACEBOOK OPPOSING STATEMENT
Diversity is core to our business at Facebook. It enables us to build better products, make better decisions, and better serve our clients. We are committed to building a workforce that's as diverse as the communities we serve, and we believe gender diversity is central to that mission. Median gender pay is different from equal pay, which means paying men and women the same for the same work. At Facebook, we have had 100% pay equity for women for many years, not just in the U.S., but globally.

Every year, we share publicly the results of our gender pay equity analysis, and in 2019 we disclosed that women's total compensation was, on average, $0.01 higher than that of men for each dollar earned in the same location, role, and level (https://www.facebook.com/lori/posts/10102295491433564). We continually review our hiring and compensation practices to ensure that we have 100% pay equity for women. We complete thorough statistical analyses to compare the total compensation of men and women performing similar work. We also work hard to avoid unconscious biases that could affect how much people get paid. For example, rather than letting managers make decisions about compensation increases, we use a formulaic approach to determine pay based on performance and level.

The gender pay gap, looking at median pay, compares the average pay between all men and all women in an organization, thus measuring representation of women and men. Like many other companies in our industry, we have more men than women working at Facebook. This is particularly evident in technical roles, which tend to attract higher pay due to demand for specialized skills, and at senior levels. We believe it is important to be open about our progress. Beginning in 2014, we committed to publishing our global gender diversity and U.S. ethnic diversity workforce data annually, which for 2018 can be found at https://newsroom.fb.com/news/2018/07/diversity-report.

While we continue to believe we have a long way to go, we have made progress increasing the number of women employed at Facebook. The percentage of women globally at Facebook increased from 31% in 2014 to 36% in 2018. During the same time period, women in technical roles increased from 15% to 22%, women in business and sales roles grew from 47% to 57%, and women in senior leadership expanded from 23% to 30%.

To support our goals of diversifying our workforce, we globally rolled out our Diverse Slate Approach (DSA), which sets the expectation that hiring managers will consider candidates from underrepresented backgrounds when interviewing for an open position. We've seen steady increases in hiring rates for underrepresented people since we started testing this approach in 2015. We also continue to grow the capacity of our recruiting team and create and expand internship programs for women and minorities. Over 500 students have graduated from Facebook University (FBU), our training program for college freshmen from underrepresented groups with an interest in STEM/CS. Many have returned to work at Facebook.

We believe retention is just as crucial as recruiting, which is why we invest in our thriving Facebook Resource Groups, which help build community and support professional development, and host annual Community events. Women's Community Summit is a full day of programming for all women employees at Facebook, and designed to empower, inspire, and provide resources to help our people grow professionally. The success of Women's Community Summit has inspired us to host Black Community Summit, Latin Community Summit, and Pride Community Summit. In 2015, we publicly rolled out our comprehensive "managing bias training" (https://managingbias.fb.com). We have since added two new internal programs: Managing Inclusion and Be The Ally. Managing Inclusion trains managers to understand the issues that affect underrepresented communities and actively solicit input from people who may feel excluded. Be The Ally gives everyone at Facebook the common language, tools, and space to identify when someone may be experiencing bias and to stand up in support of them.

We are also working towards a more diverse tech workforce overall. In partnership with LeanIn.Org, LinkedIn, and the Anita Borg Institute, we launched Computer Science & Engineering (CS&E) Lean In Circles to bring together small groups of women to support one another as they pursue careers in computer science and engineering. We previously announced that we had 296 circles on university campuses around the world and about 700 Lean IN-terns from 200 companies and 173 schools across the world. Additionally, we are creating opportunities for women and underrepresented minorities to enter and stay in tech through programs like TechPrep, a resource available in English and Spanish for parents, guardians, and anyone who wants to learn about computer science and engineering, and TechStart, a partnership with public high schools to connect students to the world of technology. In 2016, we announced a $15 million commitment to Code.org over the next five years. This commitment will help Code.org drive the development of curricula, public school teacher-training, and student skills-building, particularly among traditionally underrepresented populations in engineering and computer science. In 2018, we signed a partnership with CodePath.org which will help them reach 2,000 more computer science students at over 20 universities. These include community colleges and universities that have traditionally attracted students of color. Over the next year, we will partner with the UNCF to design courses for their HBCU CS Summer Academy. We will also co-host the HBCU CS Faculty Institute in partnership with UNCF's Career Pathways Initiative to offer faculty professional development.

In addition, our stockholders rejected similar proposals at each of our last three annual meetings of our stockholders.

Given our ongoing compensation practices and diversity efforts, and that we already publicly disclose our gender pay analysis and our global gender diversity and U.S. ethnic diversity workforce data annually, our board of directors believes that the preparation of the report contemplated by this proposal is unnecessary and not beneficial to our stockholders. Therefore, our board of directors recommends that our stockholders vote against this proposal.

The board of directors recommends a vote AGAINST the stockholder proposal.

PROPOSAL ELEVEN:
STOCKHOLDER PROPOSAL REGARDING WORKFORCE DIVERSITY
WHEREAS:
In 2016, Facebook CEO Mark Zuckerberg wrote, "We care deeply about diversity. That's easy to say when it means standing up for ideas you agree with. It's a lot harder when it means standing up for the rights of people with different viewpoints to say what they care about. That's even more important."
Zuckerberg also claimed that Facebook seeks to be "a platform for all ideas," yet little or no information has been reported to shareholders on how the Company has sought to increase ideological, political, religious and/or geographical diversity in its recruitment, hiring and promotion.
Facebook CEO Mark Zuckerberg conceded in 2018 to a Senate Committee that "Facebook and the tech industry are located in Silicon Valley, which is an extremely left-leaning place."
Facebook board member Marc Andreessen stated in 2017, "Silicon Valley is extremely left-wing, extremely liberal."
In 2018, then-Facebook engineer Brian Amerige wrote: "We are a political monoculture that's intolerant of different views. We claim to welcome all perspectives, but are quick to attack — often in mobs — anyone who presents a view that appears to be in opposition to left-leaning ideology."
Facebook has faced repeated and well-publicized accusations of both conscious and unconscious bias against conservatives, libertarians and Republicans, subjecting the Company to the business risk of alienating of millions of its users.
RESOLVED:
Shareholders request that Facebook prepare a diversity report, at reasonable cost and omitting confidential information, available to investors, including a description of:
1. Any programs currently in place to provide protection and/or support to Facebook employees who do not share all or part of Silicon Valley's dominant political ideology, including those grouped under Facebookers for Political Diversity.
2. Any Company analysis of how its public policy positions related to controversial issues like immigration and homosexuality contribute to a hostile work environment for employees who do not share those positions, and how they may dissuade qualified prospects from seeking jobs with Facebook.
3. Any Company outreach to free-market, conservative and libertarian think tanks, foundations, political organizations and job banks to identify qualified candidates for hiring.
SUPPORTING STATEMENT:
Pledges to make Facebook "a platform for all ideas" cannot be fulfilled as long as the content gatekeepers are of mostly one political persuasion. As Andreessen further asserted, "I think it is really hard for a lot people in Silicon Valley to even articulate the other side..." It is not a process problem, but a culture problem.
The business case for workforce diversity is particularly compelling. Facebook is the world's largest seller of display advertising. This market share is not automatic. According to a 2018 Gallup poll, 35% of Americans self-identify as "conservative," and 35% "moderate." If users conclude that Facebook is biased, censors their ideas, and has contempt for their beliefs, they will stop using Facebook.
Diversity and inclusion are important values. Facebook can create a more tolerant and respectful culture by embracing diversity in its workforce.

FACEBOOK OPPOSING STATEMENT
Diversity of ideas is core to our business at Facebook. It enables us to build better products, make better decisions, and better serve the people who use our services. We have a globally distributed workforce of more than 35,000 people, and it's in our interest as a business to ensure people feel safe, heard, and respected. We support an open culture and encourage our diverse workforce to bring their authentic selves to work.

We offer trainings to help employees better understand diverse perspectives. In 2015, we publicly rolled out our comprehensive "managing bias training" (https://managingbias.fb.com). We have since added several new internal programs, including Managing Inclusion and Be The Ally. Managing Inclusion trains managers to understand the issues that affect underrepresented communities and actively solicit input from people who may feel excluded. Be The Ally gives everyone at Facebook the common language, tools, and space to identify when someone may be experiencing bias and to stand up in support of them.

We also have policies in place to help people express their perspectives in a productive way, including our Respectful Communication Policy, which prevents people at Facebook from bullying, insulting, or antagonizing others for any reason.

Beginning in 2014, we committed to annually publishing our global gender diversity and U.S. ethnic diversity workforce data, which for 2018 can be found at https://newsroom.fb.com/news/2018/07/diversity-report. However, we do not collect data on the political ideology of our employees.

Given our ongoing efforts to support a diverse, open, and respectful environment at Facebook, our board of directors believes that the preparation of the report contemplated by this proposal is unnecessary and not beneficial to our stockholders. Therefore, our board of directors recommends that our stockholders vote against this proposal.

The board of directors recommends a vote AGAINST the stockholder proposal.

PROPOSAL TWELVE:
STOCKHOLDER PROPOSAL REGARDING STRATEGIC ALTERNATIVES
Resolved:
Shareholders of Facebook, Inc. ("Facebook") request that the board of directors begin an orderly process of retaining advisors to study strategic alternatives and empower a committee of independent directors to evaluate those alternatives in exercise of their fiduciary responsibilities to maximize shareholder value.
Supporting Statement:
Our company's revenues and market value have grown since its founding through organic growth and the acquisition of competitors such as Instagram, WhatsApp, and Oculus VR. As Facebook's market power and influence have increased, so have calls for the company to be broken up.1
Since 2007, Facebook customers have experienced privacy violations, data theft, news manipulation, and safety breaches that have severely damaged our company's reputation. During these crises, Facebook management has at times given the impression that they are uninformed or working at cross purposes with one another.2 Facebook's problems have gone beyond customers and shareholders; an independent report commissioned by Facebook found that Facebook had failed to prevent its platform from being used to "incite offline violence" against the Rohingya minority in Myanmar.3

It appears that Facebook may be too large and complex to be managed effectively. Officials in the US & EU are concerned about Facebook's market power in view of restrictions on monopolies.4 Writing about the internal Facebook documents released by the UK Parliament in December 2018, Bloomberg calls scrutiny around whether Facebook is a monopoly "one of Facebook's biggest current political risks."5 We believe that shareholders could receive greater value from a voluntary strategic reduction in the size of the company than from asset sales compelled by regulators.

As of December 3, 2018, the price of Facebook's common stock had declined by 23.6% in 2018, compared to an appreciation of 5.32% for the NASDAQ composite index. Consumer trust in Facebook dropped by 66%, according to one poll, following coverage of the Cambridge Analytica scandal.6
Facebook continues to be controlled by one of its founders, Mark Zuckerberg, despite his ownership of only 0.3% of outstanding A shares.7 Academic studies have demonstrated that the benefits of a dual-class capital structure like Facebook's decline in the years following an initial public offering.8
We believe that it would be consistent with their fiduciary duties for the board of directors to evaluate, with the help of third-party specialists, the strategic options with the goal of maximizing shareholder value.

Some of the options to be evaluated by the board might include:

•	The acquisition and cancellation of Class B shares; and

•	The sale of one or more subsidiaries.

We urge shareholders to support this proposal.

1 https://www.reuters.com/article/us-technology-wvvw/father-of-web-says-tech-giants-may-have-to-be-split-up-idUSKCN1N63MV; https://www.thedailybeast.com/facebook-cant-be-fixed-it-needs-to-be-broken-up
2 https://www.nytimes.com/2018/11/14/technology/facebook-data-russia-election-racism.html
3 https://www.bbc.com/news/world-asia-46105934
4 https://www.washingtonpost.com/world/europe/europes-antitrust-cop-margrethe-vestager-has-facebook-and-google-in-her-crosshairs/2018/05/10/519eb1a0-47cd-11e8-8082-105a446d19b8_story.html; https://www.cnet.com/news/google-and-facebook-could-be-in-ftc-crosshairs-over-anti-trust-concerns/
5 https://www.bloomberg.com/news/articles/2018-12-05/seized-facebook-internal-emails-published-by-u-k-lawmakers
6 https://www.nbcnews.com/business/consumer/trust-facebook-has-dropped-51-percent-cambridge-analyti ca-scandal-n867011
7 https://www.cnbc.com/2018/03/20/shareholders-wont-force-zuckerbergs-hand-in-facebook-management.html; and https://www.sec.gov/Archives/edgar/data/1326801/000132680118000022/facebook2018definitiveprox.htm#s80FA7602578E51019563736D01527616
8 https://papers.ssrn.com/sol3/papers.cfm?abstract_id=3145209; and https://papers.ssrn.com/sol3/papers.cfm?abstract_id=2954630

FACEBOOK OPPOSING STATEMENT
Our board of directors seeks to act in the best interests of our company and our stockholders consistent with its fiduciary duties. Under the guidance of our board of directors and founder and CEO, Mark Zuckerberg, we have established a track record of creating value for our stockholders and navigating important opportunities and challenges. We have continued to evolve our strategy in recent years and are now focused on four priorities:

•	first, continue making progress on the major social issues facing the internet and our company;

•	second, build new experiences that meaningfully improve people's lives today and set the stage for even bigger improvements in the future;

•	third, keep building our business by supporting the millions of businesses that rely on our services to grow and create jobs; and

•	fourth, communicate more transparently about what we're doing and the role our services play in the world.

Our board of directors believes these company priorities will serve the best interests of our company, our stockholders, and our community. Therefore, our board of directors believes that the process contemplated by this proposal is unnecessary and recommends that our stockholders vote against this proposal.

The board of directors recommends a vote AGAINST the stockholder proposal.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission (SEC) require our directors, executive officers and persons who own more than 10% of our Class A common stock to file reports of their ownership and changes in ownership of our Class A common stock with the SEC. Based solely on our review of the reports filed during 2018 and questionnaires from our directors and executive officers, we determined that no director, executive officer, or beneficial owner of more than 10% of our Class A common stock failed to file a report on a timely basis during 2018, except for (i) a late Form 4 filing for Mark Zuckerberg dated April 3, 2018 to report the conversion of our Class B common stock to Class A common stock and the sale of our Class A common stock pursuant to a Rule 10b5-1 trading plan; (ii) a late Form 4 filing for Colin Stretch dated August 13, 2018 to report the sale of our Class A common stock pursuant to a Rule 10b5-1 trading plan; and (iii) a late Form 4 filing for David Wehner dated November 13, 2018 to report the sale of our Class A common stock pursuant to a Rule 10b5-1 trading plan.
Note About Forward-Looking Statements
This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this proxy statement other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in our Annual Report on Form 10-K for the year ended December 31, 2018. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this proxy statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.
Information Referenced in this Proxy Statement
The content of the websites referred to in this proxy statement are not incorporated into this proxy statement. Our references to the URLs for any websites presented are intended to be inactive textual references only.
Other Business
The board of directors does not presently intend to bring any other business before the 2019 Annual Meeting of Stockholders (Annual Meeting), and, so far as is known to it, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
Whether or not you expect to attend the Annual Meeting, please vote via the Internet or by telephone, or, if you requested to receive printed proxy materials, please complete, date, sign, and promptly return the accompanying proxy in the enclosed postage paid envelope, so that your shares may be represented at the Annual Meeting.

FACEBOOK, INC.
1601 WILLOW ROAD
MENLO PARK, CA 94025

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FACEBOOK, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

Nominees:

01) Peggy Alford
02) Marc L. Andreessen
03) Kenneth I. Chenault
04) Susan D. Desmond-Hellmann
05) Sheryl K. Sandberg
06) Peter A. Thiel
07) Jeffrey D. Zients
08) Mark Zuckerberg

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as Facebook, Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐
3. To approve, on a non-binding advisory basis, the compensation program for Facebook, Inc.'s named executive officers as disclosed in Facebook, Inc.'s proxy statement.	☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:

	3 Years	2 Years	1 Year	Abstain
4. To vote, on a non-binding advisory basis, whether a non-binding advisory vote on the compensation program for Facebook, Inc.'s named executive officers should be held every one, two or three years.	☐	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposals:

	For	Against	Abstain
5. A stockholder proposal regarding change in stockholder voting.	☐	☐	☐
6. A stockholder proposal regarding an independent chair.	☐	☐	☐
7. A stockholder proposal regarding majority voting for directors.	☐	☐	☐
8. A stockholder proposal regarding true diversity board policy.	☐	☐	☐
9. A stockholder proposal regarding a content governance report.	☐	☐	☐
10. A stockholder proposal regarding median gender pay gap.	☐	☐	☐
11. A stockholder proposal regarding workforce diversity.	☐	☐	☐
12. A stockholder proposal regarding strategic alternatives.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

E75838-P21188

FACEBOOK, INC.
Annual Meeting of Stockholders
May 30, 2019 11:00 a.m. Pacific Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints David M. Wehner and Colin S. Stretch, and each of them, as proxy holders with full power of substitution and authority to act in the absence of the other, each to vote with respect to shares of the Company's capital stock for which proxies will be solicited for use in connection with the Annual Meeting of Stockholders, to be held on May 30, 2019 at the Hotel Nia located at 200 Independence Drive, Menlo Park, California 94025, beginning at 11:00 a.m. Pacific Time, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side